UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Schedule 14a of the Securities

Exchange Act Of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

Filana Therapeutics, Inc. (Name of Registrant as Specified in its Charter)

Not Applicable (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders which will be held virtually on June 11, 2026.

Our company continues to change. Earlier this year, we began operating under a new name - Filana Therapeutics - and trading with a new stock symbol - FLNA. We believe that our new brand connotes a strong connection to our underlying science. Our primary drug candidate, simufilam, interacts with, and is intended to normalize, a large structural protein known as Filamin A. Simufilam could be a very valuable asset because of its unique method of action. In order to be successful in realizing our potential, we had to embrace change.

Our re-branding is just one of a number of important changes we have made over the past 2 years - most of which should be visible to all who are following us, and some may only be apparent to our team inside the company. In the last year, we have added people with incredible subject matter experience in TSC-related epilepsy like Dr. Angelique Bordey (SVP, Neuroscience) and Dr. Joseph Hullihan (Chief Medical Officer). Dr. Jack Moore, an industry veteran with great experience, now runs our clinical operations group. Very recently, results of our successful TSC mouse model study were published in Epilepsia, a high impact scientific journal. We’ve brought greater expertise to our Board of Directors by adding Dawn Bir last October. Dawn is a highly accomplished biotech executive whose experience ranges from clinical development to successful commercialization. She has held key leadership positions at a number of successful companies including Reata Pharmaceuticals and Pharmacyclics. She also has broad experience as a director of public life sciences companies. Dawn has already been a great asset for Filana. We are not finished. We are actively recruiting potential new Directors with other expertise who we think can help to unlock the significant potential we believe exists.

You should be aware that our shareholders played an important role in our ability to recruit someone as valuable as Dawn to our Board. When I wrote to you in last year's proxy, we asked you to approve a new Non-Employee Director Compensation Program "to give us the tools that we need to recruit top talent." We knew it would not be an easy proposal for many shareholders to approve given some of the difficulties that the company has faced in the past few years, but your support has enabled and will allow us to recruit remarkable people who can help us realize our goals. Thank you. Your votes really do make a difference!

I want to thank 2 of our long-serving Directors who will be leaving our board at this year’s annual meeting. Dr. Bob Gussin, former Chief Scientist at Johnson and Johnson, has decided not to seek another term and Mike O’Donnell, partner at Orrick, Herrington and Sutcliffe, has elected to resign from the board. Both have made significant contributions to Filana and, on a personal note, both have been helpful to me in navigating our challenges over the past two years.

This year, we are asking you to approve another crucial proposal in our proxy: we believe that it is necessary to increase the shares available in our 2018 option plan so we can adequately provide equity incentive options to our employees. Our Compensation Committee has aimed for our employee compensation to be at the 50th percentile of our peers. As you are probably aware, the granting of equity options and other long-term equity incentives is a very common practice in the life sciences industry. There are three components to compensation: salaries, bonuses and long-term equity incentives which are intended to align the interests of employees with that of shareholders. Our cash compensation is in line with the 50th percentile goal, but our inability to grant equity to key talent leaves us at a great competitive disadvantage. We are fortunate to have very smart and motivated people here at Filana. Now we need to retain them.

Our Company is changing, however, there are things that are staying true: our unwavering dedication to patients as well as our culture. We are all dedicated to the same goal: to develop innovative medicines that could potentially change the lives of patients and their loved ones. We believe that companies who keep their focus on patients are often those that reward investors with strong returns. This is a very important proposal. We are asking for your favorable vote.

You may recall that last year we asked for your support to shrink the current class structure of our Directors from 3 to 2. We told you it would be a steep climb since our corporate charter requires a two-thirds majority of all shares outstanding to vote in favor of such a change. While the votes we did receive were overwhelmingly in favor of the proposal, our total votes fell short of the high threshold required. We continue to believe that it is in the best interest of shareholders to make this change, but given the challenge of our fragmented shareholder base, we are going to defer proposing it again this year. However, we do intend to propose it again when we see a change in our shareholder base that would give us the confidence that getting enough votes to satisfy our corporate charter would be a practical possibility. Please stay tuned.

We continue our careful work to provide satisfactory answers to the questions raised by the FDA when the agency placed our TSC-related epilepsy program on full clinical hold. We look forward to clearing this gating item, entering the clinic and discovering if simufilam can demonstrate the kind of benefits to humans that we would like to see, based on our 2 pre-clinical mouse models. Meanwhile, we will continue our work investigating other potential disease targets for the drug.

Sincerely,

/s/Richard J. Barry

Richard J. Barry

President, Chief Executive Officer

and Board member

Filana Therapeutics, Inc.

6801 North Capital of Texas Highway

Building 1, Suite 300

Austin, TX 78731

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Filana Therapeutics, Inc. (formerly Cassava Sciences, Inc.) (“we” or the “Company”), a Delaware corporation, which will be held virtually on Thursday, June 11, 2026 at 8:30 a.m. , Central Time (the “Annual Meeting”). The webcast for the Annual Meeting is: meetnow.global/MNJ5NPP .

The Annual Meeting will be held for the following purposes, as more fully described in the proxy statement accompanying this notice:

●

Proposal One: To elect or re-elect, as applicable, Richard J. Barry, Pierre Gravier and Claude Nicaise, M.D., as Class II Directors to serve for three-year terms and until their successors are duly elected and qualified;

●

Proposal Two: To approve Amendment No. 2 to the Company’s 2018 Omnibus Incentive Plan, which, among other things, increases the authorized number of shares issuable thereunder by 4,000,000 shares (from 5,000,000 to 9,000,000 authorized shares);

●	Proposal Three: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026;

●	Proposal Four: To approve, by a non-binding advisory vote, 2025 executive compensation for the Company’s named executive officers; and

●	To transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Our Board has fixed the close of business on April 21, 2026 as the record date (“Record Date”) for the Annual Meeting. Only stockholders of record and beneficial owners of shares of our Common Stock as of the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Filana Therapeutics’ list of stockholders as of April 21, 2026, will be available for inspection 10 days prior to the Annual Meeting during ordinary business hours at our corporate headquarters. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

To attend the Annual Meeting, vote your shares electronically and submit questions for the Annual Meeting, please register at meetnow.global/MNJ5NPP. After registering, you will receive further instructions by email, including a unique link to access the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote as soon as possible.

THE ACCOMPANYING PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE ANNUAL MEETING. THE PROXY MATERIALS OR A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) WERE FIRST MADE AVAILABLE, RELEASED OR MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 29, 2026. WE WILL MAIL PRINTED COPIES OF THE PROXY MATERIALS TO ANY STOCKHOLDER WHO REQUESTS THEM BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE.

YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

● REQUEST, COMPLETE AND RETURN A WRITTEN PROXY CARD
● VOTE BY INTERNET OR TELEPHONE
● VIRTUALLY ATTEND THE ANNUAL MEETING AND VOTE

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING YOU ARE URGED TO (1) REQUEST A PROXY CARD FROM US AND MARK, SIGN, DATE AND RETURN THAT PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT WE WILL PROVIDE OR (2) VOTE YOUR SHARES BY INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE VIRTUALLY EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR HAS VOTED BY INTERNET OR TELEPHONE USING THE INFORMATION ON YOUR NOTICE OR PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 11, 2026:

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available free of charge at: https://www.FilanaTx.com/financial-information/annual-reports and meetnow.global/MNJ5NPP. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “ SEC”), the Company may furnish proxy materials by providing internet access to those documents, instead of mailing a printed copy of the Company’s set of proxy materials to each stockholder. The Notice contains instructions on how to access our proxy materials and vote online, or alternatively, to request a paper copy set of the proxy materials and a proxy card.

By Order of the Board of Directors,

/s/ Richard J. Barry

Richard J. Barry

President, Chief Executive Officer

and Board member

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements”. All statements other than statements of present or historical facts contained in this Proxy Statement, including statements anticipating or otherwise relating to our future results of operations and financial position, future results of preclinical studies and clinical trials, business strategy, plans and objectives for future operations, and anticipated events or trends, are forward-looking statements. In some cases, forward-looking statements are identified by terms such as “aim,” “anticipate,” “believe,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “will” and “would” or the negatives of these terms or other comparable terminology.

The forward-looking statements in this Proxy Statement are based on our beliefs, assumptions and expectations of our future performance, events and developments, taking into account all information currently available to us. Forward-looking statements involve risks and uncertainties, and our actual results and the timing of events may differ materially from those discussed in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Investors should consider such risks before investing in our Company. Accordingly, you should not place undue reliance upon any forward-looking statements. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will affect us or our operations in the way we expect.

The forward-looking statements included in this Proxy Statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” or similar statements reflecting our beliefs, views, and opinions on the relevant subject are based upon information available to us as of the date of this Proxy Statement. While we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and involve a number of assumptions and limitations, and you are cautioned not to unduly rely upon these statements.

Filana Therapeutics, Inc.

6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731

________________

PROXY STATEMENT

________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2026

The 2026 Proxy Statement and 2025 Annual Report are available at www.filanatx.com/financial-information/annual-reports and meetnow.global/MNJ5NPP.

Notice and Access

In accordance with the SEC’s “Notice and Access” rules, Filana Therapeutics, Inc. (formerly Cassava Sciences, Inc.) (the “Company”) has elected to furnish its proxy materials, including this proxy statement (the “Proxy Statement”), the accompanying form of proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), primarily via the Internet, thereby capturing cost and environmental benefits.

On or about April 29, 2026, we first mailed the Notice that contains information about our 2026 Annual Meeting of Stockholders to be held on June 11, 2026 (the “Annual Meeting”) and instructions on how to view all proxy materials on the Internet. Also included are instructions on how to vote and how to request a paper or e-mail copy of the proxy materials.

The proxy materials referred to in the Notice are both downloadable and printable.

Electronic Delivery of Proxy Statement and Annual Report Documents

If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice.  By electing to receive your proxy materials online or by e-mail, you will save the Company the cost of producing and mailing documents to you.

● Registered Stockholders: You may enroll in the electronic proxy delivery service at any time by going to https://ic4.computershare.com. You may also revoke an electronic delivery election at this site at any time.

● Beneficial Stockholders: If you hold your shares in a brokerage firm, or bank account or through some other nominee, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank, brokerage firm, or other nominee regarding the availability of this service.

PROXY STATEMENT SUMMARY

General

Proxies are solicited on behalf of the Board of the Company for use at the Annual Meeting of Stockholders to be held virtually on Thursday, June 11, 2026, at 8:30 a.m., Central Time, (the “Annual Meeting”) and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of this page and the Company’s telephone number is (512) 501-2444.

The Company’s Annual Report is being made available, together with the proxy solicitation materials, to all stockholders entitled to vote as of the Record Date (defined below).

The Notice, this Proxy Statement, the proxy card and the Annual Report are available at www.FilanaTx.com/financial-information/annual-reports or meetnow.global/MNJ5NPP. These materials will remain on this website and be accessible to stockholders through the conclusion of the Annual Meeting at no charge.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A PRINTED COPY OF THE PROXY MATERIALS AND THE ANNUAL REPORT UPON REQUEST IN ACCORDANCE WITH THE INSTRUCTIONS IN THE NOTICE.

How can I attend the Annual Meeting?

Only stockholders of record and beneficial owners of shares of our Common Stock as of the close of business on April 21, 2026 (the “Record Date”) may attend and participate in the Annual Meeting, including voting and submitting questions to be answered at the Annual Meeting. At the close of business on the Record Date, there were 48,307,896 shares of our Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A list of names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting at our principal executive office.

To attend the Annual Meeting, you must register in advance at meetnow.global/MNJ5NPP using the control number located on your Notice, any proxy card that you have requested or the voting instruction form provided by the broker, bank or other nominee that holds your shares. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, as part of the registration process, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee.

The Annual Meeting will start promptly at 8:30 a.m., Central Time. You should log on to the Annual Meeting site at least fifteen minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. For further assistance should you need it, you may call 1-888-724-2416.

What steps do I need to take if I am a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” with respect to those shares. If you are a stockholder of record, the Notice was sent directly to you.

If your shares are held in a stock brokerage account, by a bank or by any other nominee, you are considered the “beneficial owner” of shares held in “street name.”  In that case, the Notice was sent to such broker, bank or nominee, which is considered the stockholder of record with respect to those shares. Such broker, bank or other nominee will separately provide you with instructions on how to vote. If you have not heard from your broker, bank or other nominee, please contact them as soon as possible.

It is possible that you hold different shares in different formats, so please take action with respect to all Notices and/or instructions that you receive.

Can I submit a stockholder question in advance of the Annual Meeting?

Yes, we invite stockholders to submit questions via email to AnnualMeeting2026@FilanaTx.com up through the time of the Annual Meeting.

We intend to respond to questions in two parts: the first period for questions that relate to the business of this Annual Meeting and a second period for general questions or comments about our business as a whole.

We may reword questions for clarity. If we receive substantially similar questions, to avoid repetition we will group those questions together and provide a single response. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered.

Questions are not confidential. However, due to SEC Regulation Fair Disclosure (Reg FD), legal limitations around certain disclosures, time constraints or other limitations, we may not be able to address all comments or questions.

Why are you holding a virtual Annual Meeting instead of a physical Annual Meeting?

We are embracing virtual technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will enable more of our stockholders to attend and participate in the Annual Meeting since our stockholders can participate from any location around the world with Internet access.

What if I have trouble accessing the Annual Meeting virtually?

The virtual platform for the Annual Meeting is intended to be fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to be when they log in to the Annual Meeting. We encourage you to access the virtual platform for the Annual Meeting prior to the start time. For further assistance should you need it, you may call 1-888-724-2416.

Record Date and Share Ownership

Stockholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. The Company has one class of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (“Common Stock”), and one class of preferred stock, $0.001 par value per share (the “Preferred Stock”), which may be issued from time to time in one or more series. As of the Record Date, 120,000,000 shares of Common Stock were authorized and 48,307,896 shares of Common Stock were issued and outstanding and 10,000,000 shares of Preferred Stock were authorized and none were issued or outstanding. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be changed or revoked at any time prior to the taking of the vote or the polls closing at the Annual Meeting.

Stockholders of record may change their vote by:

●	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

●

providing a written notice of revocation to Filana’s Secretary at Filana Therapeutics, Inc., 6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731, prior to the shares being voted; or

●

participating in the Annual Meeting and voting electronically online at meetnow.global/MNJ5NPP. Participation alone at the Annual Meeting will not cause a previously granted proxy to be revoked unless the stockholder specifically votes during the Annual Meeting online at meetnow.global/MNJ5NPP.

Please note, however, that if shares are held of record by a broker, bank or other nominee and a beneficial owner of shares wishes to revoke a proxy, such beneficial owner must contact that firm to revoke any prior voting instructions.

Voting

There are different voting requirements for the approval of the various proposals, as follows:

●

Proposal One: The directors will be elected by a plurality vote of the shares of Common Stock cast at the Annual Meeting. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, votes withheld and broker non-votes will have no impact once a quorum is present.

●

Proposals Two and Four: The affirmative vote of a majority of shares of Common Stock which could be cast and are present or represented by proxy at the Annual Meeting is required to approve an amendment to the Company’s 2018 Omnibus Incentive Plan and the non-binding advisory vote to approve 2025 executive compensation. Abstentions will be counted as a vote against these proposals and broker non-votes will have no impact.

●	Proposal Three: The affirmative vote of a majority of shares of Common Stock which could be cast and are present or represented by proxy at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company. Abstentions will be counted as a vote against this proposal. Because this proposal is considered a “routine” matter, we do not expect to have broker non-votes with respect to this proposal.

Solicitation of Proxies

The proxy for the Annual Meeting is being solicited on behalf of the Board. The Company will bear the entire cost of solicitation of proxies, including mailing the Notice, providing the internet site for the annual meeting, and preparing, assembling, printing and mailing proxy materials to any stockholder who requests them. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, via the internet or by telephone or facsimile, although the Company may reimburse these individuals for their reasonable out-of-pocket expenses. The Company does not expect to, but has the option to, retain a proxy solicitor.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or virtually at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”).

The Inspector will also determine whether or not a quorum is present at the Annual Meeting. Our Bylaws provide that a quorum is met by the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the Annual Meeting.  Under the General Corporation Law of the State of Delaware (the “DGCL”), stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum, but shares voted WITHHELD or ABSTAIN will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

●	Proposal One: FOR the election or re-election, as applicable, of Richard J. Barry, Pierre Gravier, and Claude Nicaise, M.D. as Class II Directors to serve for three-year terms and until their successors are duly elected and qualified;
●	Proposal Two: FOR an amendment to the Company’s 2018 Omnibus Incentive Plan;
●	Proposal Three: FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026;
●	Proposal Four: FOR approval, by a non-binding advisory vote, of 2025 executive compensation for the Company’s named executive officers; and
●	To transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present at the Annual Meeting with respect to establishing a quorum for the transaction of business. See “—Voting” above for information as to how broker non-votes impact the vote for each proposal.

With respect to each of the proposals set forth in this Proxy Statement (other than Proposal Three), broker non-votes will not be considered votes that could be cast and, accordingly, will not affect the determination as to whether the requisite majority of votes which could be cast has been obtained with respect to a particular matter. Because Proposal Three is a “routine” matter, we do not expect to have broker non-votes with respect to this matter -- if you hold your shares through a bank, broker or other nominee and you do not provide voting instructions to such bank, broker or other nominee, your bank, broker or other nominee may cast a discretionary vote for this proposal.

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be considered for inclusion in the Company’s proxy materials for the 2027 Annual Meeting:

Stockholders are entitled to present proposals for inclusion in the Company’s proxy statement at a forthcoming meeting of stockholders if they comply with the requirements of the Company’s Amended and Restated Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related SEC regulations.

Under these requirements, proposals of stockholders that are intended to be included in the Company’s proxy statement for the 2027 annual meeting of stockholders must be received at the Company’s principal executive offices, 6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731, Attention: Secretary, no later than Wednesday, December 30, 2026, or not less than 120 days prior to the anniversary of the Company’s proxy statement released to the stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2027 annual meeting of stockholders is more than 30 days before or after the one-year anniversary date of the Annual Meeting, notice by the stockholder must be delivered a reasonable time before the Company begins to print and send its proxy materials (the “Proposal Deadline”). After the Proposal Deadline, a proposal of a stockholder is considered untimely.

Requirements for Stockholder Proposals to be presented at the 2027 Annual Meeting:

Our Amended and Restated Bylaws provide that stockholders may present nominees for the election of directors and proposals to be considered at an annual meeting by providing timely notice to the Company’s Secretary at 6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731. A stockholder’s notice to the Secretary must set forth the information required by our Amended and Restated Bylaws as to each matter the stockholder proposes to bring before the annual meeting. To be timely for the 2027 annual meeting of stockholders, the Secretary must receive the written notice by no earlier than the close of business on Tuesday, January 12, 2027, and no later than the close of business on Thursday, February 11, 2027. A proposal of, or nomination by, a stockholder is considered untimely if delivered to the Company outside of these deadlines and such proposal or nomination may be excluded by the Company, in its discretion, from being presented at the 2027 annual meeting of stockholders.

Requirements for Universal Proxy Rules for the 2027 Annual Meeting:

In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 annual meeting of stockholders must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or, if requested, set of proxy materials with respect to two or more stockholders sharing the same address by delivering one such Notice or, if requested, set of proxy materials addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are the Company’s stockholders may be householding the Company’s proxy materials. A single Notice or, if requested, set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder receives notice from its broker that it will be householding communications to such stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder notifies their broker or the Company that such stockholder no longer wishes to participate in householding.

If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate Notice or, if requested, set of proxy materials, such stockholder may (1) notify their broker, (2) direct their written request to: Investor Relations, Filana Therapeutics, Inc., 6801 N. Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731 or (3) contact the Investor Relations department by email at IR@FilanaTx.com or telephone 512-501-2450. Stockholders who currently receive multiple copies of the documents at their address and would like to request householding of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

PROPOSAL ONE

ELECTION OF THREE CLASS II DIRECTORS

Director transition

The Company’s Board consists of eight directors. Director Robert Z. Gussin, Ph.D., whose current term expires at this Annual Meeting, has notified the Board of his retirement and thus is not standing for re-election at this annual meeting. Dr. Gussin will cease serving as a director effective as of the conclusion of this Annual Meeting. His decision not to stand for re‑election was not the result of any disagreement with the Company, management, or the Board on any matter relating to the Company’s operations, policies or practices.

In addition, Michael O’Donnell has notified the Board of Directors of his decision to resign from the Board, effective at the conclusion of this Annual Meeting. Mr. O’Donnell will continue to serve as a director until his resignation becomes effective. Mr. O’Donnell’s resignation was not the result of any disagreement with the Company, management, or the Board on any matter relating to the Company’s operations, policies, or practices.

Nominees

The Company has a classified Board, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

●

Class I consists of Robert Anderson, Jr., Dawn Carter Bir and Michael J. O’Donnell, who, except for Mr. O'Donnell, will serve until the 2028 annual meeting and who will stand for election or re-election, as applicable, as Class I directors at such meeting;

●

Class II consists of Richard J. Barry, Pierre Gravier, Robert Z. Gussin, Ph.D. and Claude Nicaise, M.D., who, except for Dr. Gussin, will serve until the upcoming Annual Meeting and who will stand for election or re-election, as applicable, as Class II directors at this meeting; and

●	Class III consists of Patrick J. Scannon, M.D., Ph.D., who will serve until the 2027 annual meeting and who will stand for re-election as a Class III director at such meeting.

At each annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below, who are currently directors of the Company. The nominees have consented to be named as such in this Proxy Statement and to continue to serve as directors if elected. If a nominee becomes unable or declines to serve as a director or if additional persons are nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Company’s Board, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for Class II directors are Richard J. Barry, Pierre Gravier, and Claude Nicaise, M.D. Biographical information for the nominees can be found below in the section entitled “Directors and Executive Officers.” Robert Z. Gussin, Ph.D. will retire from the Board in June 2026 and is not standing for re-election at this Annual Meeting.

The Company is not aware of any reason that the Class II nominees will be unable or will decline to serve as director. The term of office of an individual elected as a Class II director will continue until the Company’s annual meeting of stockholders held in 2029 and until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Each Class II director nominee will be elected by a plurality vote of the shares of Common Stock cast on this matter at the Annual Meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected as directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, votes withheld and broker non-votes will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND III DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR EACH OF THE THREE CLASS II NOMINEES SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO

APPROVAL OF AMENDMENT NO. 2 TO THE

COMPANY'S 2018 OMNIBUS INCENTIVE PLAN, WHICH, AMONG OTHER THINGS, INCREASES
THE AUTHORIZED NUMBER OF SHARES ISSUABLE THEREUNDER BY 4,000,000 SHARES
(FROM 5,000,000 TO 9,000,000 AUTHORIZED SHARES)

Background and Purpose of Proposal

The Company’s 2018 Omnibus Incentive Plan was originally adopted by the Board and approved by our stockholders in 2018. The Company's 2018 Omnibus Incentive Plan was then amended and again approved by our stockholders in 2022, (as amended, the “2018 Plan”).

Our target compensation plan is aimed at rewarding employees with a pay package that is close to the 50th percentile of total compensation when measured against our peers in the biotech industry. Long term incentive compensation is a critical part of total compensation - especially in the life sciences industry. In 2025, our long-term incentive equity awarded was approximately 50% of that of our peers as evaluated by our independent compensation consultant. Without stockholder approval to increase our available award pool, we will be at a significant competitive disadvantage in attracting and retaining our key talent.

Increasing shares available for grant

A total of 5,000,000 shares of Common Stock have been reserved for issuance under the 2018 Plan. As of April 21, 2026:

●	Approximately 90% of the shares currently authorized under the Plan have been granted or reserved for issuance
●	Only 522,022 shares remain available for future awards
●	At our historical rate of equity grants, the remaining available shares are insufficient to meet our anticipated compensation needs over the next 12 months
●	Because of the limitation on available shares, the Compensation Committee granted only approximately 50% of stock options to our named executive officers that were recommended by the independent compensation consultant

Without approval of this proposal, including an additional 4,000,000 shares available for grant, the Company will be significantly limited in its ability to grant equity incentives, which the Board believes would place the Company at a competitive disadvantage in attracting and retaining key talent. In addition, the Board believes that adoption of the enhanced governance provisions contemplated by the proposed second amendment to the 2018 Plan (“Amendment No. 2”) is an important step in strengthening stockholder protections and maintaining the Plan’s alignment with prevailing governance expectations.

Extending the term of the 2018 Plan through January 31, 2030

The current 2018 Plan expires January 31, 2028, after which no additional equity awards may be granted. Although awards previously granted under the Plan will remain outstanding in accordance with their terms, without stockholder approval of this proposal, the Company would be unable to issue new equity awards after the expiration date, materially limiting our equity compensation program.

The Company believes that the additional 4,000,000 shares requested in this proposal may be sufficient to provide equity grants for the next 36-48 months. Thus, the Board believes that extending the term of the Plan by two years, through and until January 31, 2030, is in the best interests of the Company and its stockholders, as equity-based compensation is a key element of our strategy to attract, retain, and motivate employees and other service providers.

Corporate Governance Considerations

Stockholders are also being asked to approve Amendment No. 2 to also implement enhanced equity compensation governance provisions, including:

1.	An explicit prohibition on repricing, replacing, or cash‑out of stock options or SARs without stockholder approval
2.	A decrease in the maximum annual limit on compensation to non‑employee directors, expressed in both shares and dollar value
3.	A decrease in the maximum annual limit on equity awards to officers granted during any single fiscal year

The Board approved Amendment No. 2, subject to stockholder approval, on April 24, 2026.

Background and Purpose of Amendment No. 2

The Board periodically reviews the Company’s equity compensation practices to foster alignment with evolving corporate governance standards, proxy advisory firm guidelines, and stockholder expectations.

In connection with this review, the Board determined that adopting explicit, plan‑level caps on equity grants, along with other governance enhancements, would:

●	Provide greater transparency and predictability
●	Protect against excessive compensation risk
●	Further align management and director incentives with long‑term stockholder value

Director Award Limitations

Proposed Non‑Employee Director Equity Award and Compensation Caps

The existing 2018 Plan limits awards to non-employee directors to 500,000 shares in a single fiscal year and limits total compensation, including cash compensation and grant date value of equity compensation, to $5,000,000 per calendar year. Amendment No. 2 would limit equity awards granted and total compensation to any non‑employee director during a single fiscal year to:

●	No more than 250,000 shares, and
●	No more than $750,000 in total compensation, including cash compensation plus the grant‑date fair value of equity compensation, calculated in accordance with applicable accounting standards

This limit includes all equity awards granted under the Plan and any other equity-based arrangements, except for initial grants made upon a director’s first election or appointment to the Board, provided that the limit would apply if such awards are made in lieu of annual compensation.

Rationale

The Board believes that formalizing director compensation limits:

●	Reflects best practices in corporate governance
●	Reflects appropriate governance since the Company's Non-employee Director Compensation Program which was originally approved by stockholders in 2023, expired on May 4, 2026
●	Provides an objective framework for director compensation
●	Is responsive to institutional investor and proxy advisor expectations

The Compensation Committee will retain discretion to determine award structure within these limits.

Annual Equity Award Limitations

Proposed Reduced Annual Equity Cap

The existing 2018 Plan limits awards to an individual to 3,500,000 shares in a single fiscal year. The amendment would reduce this annual limit of aggregate equity awards granted to any individual (other than non-employee directors) to:

●	No more than 1,000,000 shares

This limit will not apply to equity awards granted upon an individual’s commencement of service, which initial awards may be granted for up to an additional 1,000,000 shares.

Purpose of Annual Limits

The Board believes reducing the annual individual award limit:

●	Reinforces pay-for-performance discipline
●	Helps manage share usage and dilution
●	Ensures equity awards remain aligned with the Company’s compensation philosophy and risk profile
●	Helps prevent excessive equity awards to officers

The Board unanimously approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, Amendment No. 2 to the 2018 Plan (as amended by this Amendment No. 2, the “Amended Plan”).

Our Board believes it is important to obtain the additional shares requested for the Amended Plan given that the current number of shares available for awards under the 2018 Plan is not sufficient for the Company to provide equity incentives to eligible employees, consultants and advisors over the next year, which could inhibit the Company’s ability to attract and retain talent and to fully align employee incentives with stockholder value.

Dilution Considerations

As of April 21, 2026, there were 48,307,896 shares of our Common Stock outstanding. The increase of 4,000,000 shares of Common Stock available for grant under the Amended Plan will result in additional potential dilution of our outstanding Common Stock. If Amendment No. 2 is approved by stockholders, the term of the Amended Plan will expire on January 31, 2030.

In approving Amendment No. 2, the Board considered the potential dilutive impact to existing stockholders. If this proposal is approved, the aggregate dilutive impact from equity compensation plans, after giving effect to Amendment No. 2, is estimated to be approximately 7.6%. The Board believes this level of dilution is reasonable and consistent with market practices for companies of comparable size, industry, and growth profile.

This Proposal No. 2, if approved, would become effective upon stockholder approval. If stockholders do not approve the Amended Plan, grants will continue to be made under the 2018 Plan as currently in effect to the extent shares of Common Stock are available.

The Importance of Equity Compensation

Our Board believes that long-term equity awards are important to attract and retain key employees, consultants and advisors, including a talented executive team, and align the employees’ and executives’ interests with those of the Company’s stockholders. Our Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. The Board believes equity compensation should represent a significant portion of the compensation package for our key employees, consultants and advisors. Since our equity awards generally vest over several years, any financial value ultimately realized from these awards depends on the long-term appreciation of our common stock. We believe that granting equity awards motivates employees to think and act like owners, rewarding them only when value is created for stockholders.

Other Changes Pursuant to the Amended Plan

If Amendment No. 2 is approved by stockholders, the Amended Plan would:

1.    Include language protecting potential whistleblowers’ rights to report wrongdoing consistent with SEC requirements.

2.    Include a prominent reference to the Company’s Dodd-Frank compensation clawback policy to enhance the enforceability of such policy.

3.    Be renamed the “Filana Therapeutics, Inc. 2018 Omnibus Incentive Plan.”

Prior Awards under 2018 Plan

In prior years, and as of April 21, 2026, Richard J. Barry (President and Chief Executive Officer) had been granted 990,000 options under the 2018 Plan; R. Christopher Cook, (Chief Operating and Legal Officer) had been granted 360,000 options under the 2018 Plan; and Eric J. Schoen (Chief Financial Officer) had been granted 425,000 options under the 2018 Plan. All executive officers as a group had been granted 1,775,000 options under the 2018 Plan. In prior years, all current directors who are not executive officers as a group had been granted 532,000 options under the 2018 Plan. In prior years, the following nominees for election as directors had been granted the following number of options under the 2018 Plan: Pierre Gravier had been granted 56,500 options and Claude Nicaise, M.D. had been granted 56,500 options. No associates of such directors, executive officers or nominees have received options under the 2018 Plan. No other person has received or is expected to receive five percent or more of the awards under the 2018 Plan in any calendar year. All employees who are not executive officers as a group have received 1,306,500 options under the 2018 Plan. Other than options, no other awards have been made under the 2018 Plan. The closing price of a share of Common Stock on April 21, 2026 was $1.70 per share.

Vote Required

The approval of the Amended Plan requires the affirmative vote of a majority of shares of Common Stock which could be cast and are present or represented by proxy at the Annual Meeting. Abstentions will be counted as a vote against this proposal and broker non-votes will have no impact.

Recommendation of the Board

Our Board unanimously recommends voting “FOR” the adoption of the Amended Plan.

Summary of the Amended Plan

The following is a summary of the material terms of the Amended Plan. The summary is qualified in its entirety by reference to the complete text of the Amended Plan. Stockholders are urged to read the actual text of the Amended Plan in its entirety, which is attached to this Proxy Statement as Appendix A.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain current and former executive officers. Prior to 2018, this limitation did not apply to compensation that met Section 162(m)’s requirements for qualifying performance-based compensation. This performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers in excess of $1 million will not be deductible, unless such award qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter (“Grandfathered Awards”). Consequently, although the Amended Plan includes provisions that are applicable to awards intended to qualify as performance-based compensation under Section 162(m), the Company will no longer be able to grant any such awards.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors we consider when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Types of Awards

The following types of awards are available for issuance under the Amended Plan: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) dividend equivalent rights; and (vi) cash-based awards.

Eligible Participants

The following individuals are eligible to receive awards under the Amended Plan: (i) employees of the Company or any related entity, (ii) directors of the Company or any related entity or (iii) consultants of the Company or any related entity. As of April 21, 2026, approximately 19 employees, 7 non-employee directors and approximately 3 consultants are eligible to participate under the Amended Plan. The basis for participation in the Amended Plan is being eligible and selected by the Administrator (as defined below) to receive a grant thereunder.

Number of Shares of Common Stock Available.

There are currently 5,000,000 shares of our Common Stock reserved for issuance under the 2018 Plan. If the Amended Plan is approved by our stockholders, the number of shares reserved for issuance will be increased by 4,000,000 shares to a total of 9,000,000 shares. This share limit is subject to adjustment in connection with changes in capitalization as described below.

Share Limits.

The existing 2018 Plan limits the number of shares with respect to which options and stock appreciation rights may be granted to an individual participant in any calendar year to 3,500,000 with allowance for an additional 3,500,000 options and stock appreciation rights in connection with an individual participant’s commencement of employment or service. The Amended Plan would reduce the limit on any equity compensation to any individual to 1,000,000 shares in any fiscal year with allowance for an additional 1,000,000 shares of equity-based awards in connection with an individual participant’s commencement of employment or service.

The existing 2018 Plan also limits (i) the awards granted to any member of the board in any calendar year for services provided as a member of the board to no more than 500,000 shares, and (ii) the aggregate amount of all compensation paid or provided to any member of the board in any calendar year for services provided as a member of the board to no more than $5,000,000 (with equity-based compensation valued based on the grant date fair value of the award). The Amended Plan would limit equity awards granted to any non‑employee director during a single fiscal year to 250,000 shares with no more than $750,000 in aggregate compensation in a calendar year, including cash compensation plus the grant date fair value of equity-based compensation. This limit would not apply to grants made upon a director’s first election or appointment to the Board, provided that such awards are not in lieu of annual compensation.

The foregoing share limits are subject to adjustment in connection with changes in capitalization as described below.

Any shares covered by an award or portion of an award that are forfeited, canceled or expire will not be counted against the Amended Plan’s share reserve. Shares that actually have been issued under the Amended Plan pursuant to an award are not returned to the Amended Plan and will not become available for future issuance under the Amended Plan, except that if unvested shares are forfeited, or repurchased by the Company at their original purchase price, or at the lower of their original purchase price or their fair market value at the time of repurchase, such shares would become available for future grant under the Amended Plan. Any shares covered by an award that are surrendered (1) in payment of the award exercise or purchase price (including pursuant to the “net exercise” of an option) or (2) in satisfaction of tax withholding obligations incident to the exercise, vesting or settlement of an award will be deemed to have been issued for purposes of determining the maximum number of shares which may be issued pursuant to all awards under the Amended Plan.

Administration of the Incentive Plan.

The Board or a committee thereof (the “Administrator”) administers the Amended Plan. In the case of Grandfathered Awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the Administrator consists of two or more “outside directors” within the meaning of Section 162(m). The Administrator has the power to determine and interpret the terms and conditions of the awards, including, as applicable, the employees, directors, and consultants who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards, and the form of consideration payable upon exercise.

Stock Options.

The Amended Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any of our parents or subsidiaries. Non-qualified stock options may be granted to our employees and directors and those of certain of our affiliates. The per share exercise price of all options granted under the Amended Plan must be equal to at least the per share fair market value of our Common Stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. No option may be exercised after the expiration of its term.

Stock Appreciation Rights.

The Amended Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date. The Administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our Common Stock, or a combination thereof, except that the base appreciation amount used to determine the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock.

The Amended Plan allows for the grant of restricted stock. Restricted stock awards are shares of Common Stock that vest in accordance with terms and conditions, if any, established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The Administrator may impose whatever conditions, if any, on vesting it determines to be appropriate. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.

The Amended Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the Administrator, if any, are achieved or the award otherwise vests. The Administrator may impose whatever conditions, if any, to vesting, or restrictions and conditions, if any, to payment that it determines to be appropriate. The Administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the Administrator’s discretion, in cash, with shares of Common Stock or other securities, or a combination thereof.

Awards Denominated in Cash.

The Amended Plan also allows for the grant of awards denominated in cash that may be settled in cash or shares of Common Stock, which may be subject to restrictions, as established by the Administrator.

The Administrator has the authority to:

●	to select the employees, directors and consultants to whom awards may be granted;
●	to determine whether and to what extent awards are granted;
●	to determine the number of shares or the amount of cash or other consideration to be covered by each award granted;
●	to approve forms of award agreements for use under the Amended Plan;
●	to determine the terms and conditions of any award granted, including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and
●	satisfaction of any performance criteria;
●	to amend the terms of any outstanding award granted under the Amended Plan, subject to certain limitations;
●	to prescribe, amend and rescind rules and regulations relating to the Amended Plan and to define terms not otherwise defined;
●	to construe and interpret the terms of the Amended Plan and awards;
●	to approve corrections in the documentation or administration of any award;
●	to grant awards to employees, directors and consultants outside of the United States or to otherwise adopt or
●	administer such procedures or subplans that the Administrator deems appropriate or necessary on such terms and
●	conditions different from those specified in the Amended Plan as may, in the judgment of the Administrator, be
●	necessary or desirable to further the purpose of the Amended Plan; and
●	to take such other action that is not inconsistent with the terms of the Amended Plan as the Administrator deems appropriate.

The Amended Plan would specifically prohibit the repricing of stock options.

The performance criteria established by the Administrator for any Grandfathered Awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) was one of, or combination of, the following: net earnings or net income (before or after taxes); earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; regulatory filings; product approvals; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income. The performance criteria may be applicable to our company, our affiliates or any individual business units of our company or any affiliate and may be measured over any specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator.

Transferability of Awards.

The Amended Plan allows for the transfer of awards under the Amended Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the Administrator to certain persons or entities. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Adjustments in Connection with Changes in Capitalization; Change in Control.

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the Amended Plan, the Administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the Amended Plan, and any other terms that the Administrator determines require adjustment.

The Amended Plan provides that, for each award that is assumed or replaced in connection with certain corporate transactions, such award will be fully accelerated in the event a grantee’s service provider status with the Company is terminated by the Company (or any successor entity) or a related entity without “cause” or by the grantee for “good reason”, in either case at any time following such corporate transactions. In addition, the Amended Plan provides for full acceleration of vesting (i) if awards are not assumed or replaced in connection with certain corporate transactions and (ii) in the event of certain contested or hostile changes in control.

Clawback Policy

Awards issued under the Amended Plan are subject to the terms and conditions of the Company’s Dodd-Frank Clawback Policy, which requires the recoupment of excess incentive compensation received by a covered executive in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

Amendment and Termination of the Amended Plan.

The 2018 Plan will automatically terminate on January 31, 2028, unless we terminate it sooner. The Amended Plan would extend the term of the 2018 Plan by two additional years, extending the 2018 Plan expiration until January 31, 2030. The Board generally may amend or terminate the 2026 Plan from time to time in whole or in part, provided that certain types of amendments or terminations (as described in the Amended Plan), including the repricing of stock options, will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Certain U.S. Federal Tax Consequences

The following summary of the federal income tax consequences relates to federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete. The tax consequences of participating in the Amended Plan may vary with respect to individual situations. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them. As such, please refer to the applicable provisions of the Code for additional information.

Non-Qualified Stock Options.

Except as provided under Section 409A of the  Internal Revenue Code and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”), the grant of a non-qualified stock option under the Amended Plan generally will not result in any U.S. federal income tax consequences to the grantee or to the Company. Upon exercise of a non-qualified stock option, the grantee is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is generally subject to withholding for U.S. federal income and employment tax purposes. The Company is generally entitled to an income tax deduction in the amount of the income recognized by the grantee, subject to possible limitations imposed by Sections 162(m) or 280G of the Code. Any gain or loss on the grantee’s subsequent disposition of the shares of Common Stock will receive long- or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Absent special limitations on exercisability, in the event a non-qualified stock option is granted with an exercise price less than 100% of the fair market value of the Common Stock on the date of grant or amended in certain respects, such option may be considered deferred compensation and subject to Section 409A, which provides rules regarding the timing of payment of deferred compensation. An option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and potential additional excise taxes under state law.

Incentive Stock Options.

The grant of an incentive stock option under the Amended Plan will not result in any U.S. federal income tax consequences to the grantee or to the Company. A grantee recognizes no U.S. federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the grantee has held the shares of Common Stock. If the grantee does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is generally entitled to a deduction equal to the amount of ordinary income recognized by the grantee, subject to possible limitations imposed by Sections 162(m) and 280G of the Code.

The “spread” under an incentive stock option — the difference between the fair market value of the shares at exercise and the exercise price — is classified as alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. If a grantee’s alternative minimum tax liability exceeds such grantee’s regular income tax liability, the grantee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the grantee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event that an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A, which provides rules regarding the timing of payment of deferred compensation. An option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and similar treatment under state law. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock.

The grant of restricted stock will generally subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is generally subject to withholding for U.S. federal income and employment tax purposes. The Company is generally entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Sections 162(m) and 280G of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long- or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code, which is referred to as a “Section 83(b) Election,” to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights.

Recipients of stock appreciation rights, which are referred to as “SARs,” generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A does not apply. Upon exercise, the grantee will normally recognize taxable ordinary income for U.S. federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Grantees who are employees will be subject to withholding for U.S. federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Grantees will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will generally be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the grantee, subject to possible limitations imposed by Sections 162(m) and 280G of the Code.

A SAR can be considered deferred compensation and subject to Section 409A. A SAR that does not meet the requirements of Section 409A, such as with respect to the timing of the delivery of cash or shares following vesting, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and similar treatment under state law.

Dividends and Dividend Equivalents.

Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested shares subject to such awards, which income is generally subject to withholding for U.S. federal income and employment tax purposes. The Company is generally entitled to an income tax deduction in the amount of the income recognized by a grantee, subject to possible limitations imposed by Sections 162(m) and 280G of the Code.

New Plan Benefits.

Awards under the Amended Plan are based on the discretion of the Administrator and/or the Company’s achievement of performance targets established by the Administrator, and it is not currently possible to determine the amounts that will be received by persons participating in the Amended Plan in the future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE APPROVAL OF AMENDMENT NO. 2 TO THE COMPANY'S 2018 OMNIBUS INCENTIVE PLAN, WHICH, AMONG OTHER THINGS, INCREASES THE AUTHORIZED NUMBER OF SHARES ISSUABLE THEREUNDER BY 4,000,000 SHARES
(FROM 5,000,000 TO 9,000,000 AUTHORIZED SHARES)

Equity Compensation Plan Information

The following table summarizes the securities authorized for issuance under our equity compensation plans as of December 31, 2025:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,164,236(1)	14.98(2)	580,039(3)
Equity compensation plans not approved by security holders	-	-	-
Total	4,164,236	14.98	580,039

(1)            Includes outstanding stock options and awards for 229,444 shares of our common stock under the 2008 Plan and 3,934,792 shares of our common stock under the 2018 Plan.

(2)            Includes the weighted average stock price for outstanding stock options of $5.60 under the 2008 Plan and $15.54 for the 2018 Plan.

(3)            Represents 522,022 shares of our common stock for the 2018 Plan and 58,017 for the Employee Stock Purchase Plan. No future awards shall occur under the 2008 Plan.

PROPOSAL THREE

RATIFY SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

The Board and the Audit Committee have selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2026 and recommend that the stockholders vote to ratify such selection. Although action by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the ratification, the Board and the Audit Committee, in their discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Board and the Audit Committee determine that such a change would be in the best interest of the Company.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she desires to do so, and is also expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS A

VOTE FOR APPROVAL OF PROPOSAL THREE.

Principal Accountant Fees and Services

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories were:

	Years Ended December 31,
	2025	2024
Audit fees(1)	$591,000	$887,000
Audit-related fees (2)	—	—
Tax fees(3)	46,000	33,000
All other fees (2)	—	—
	$637,000	$920,000

(1)

Audit fees include fees associated with the annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and all services that are normally provided by the independent registered public accounting firm in connection with regulatory filings, including consents.

(2)	The Company did not incur audit-related or other fees in the years ended December 31, 2025 or December 31, 2024.
(3)	Tax fees include tax compliance services.

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the years ended December 31, 2025 and 2024.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

All auditing services and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. Any pre-approval of non-audit services by Ernst & Young LLP includes making a determination that the provision of the services is compatible with maintaining the independence of Ernst & Young LLP as an independent registered public accounting firm. In addition, the Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee, provided that the Chairperson reports any decisions to pre-approve such audit and non-audit services to the Audit Committee at its next regularly scheduled meeting. All services for audit and tax fees for the years ended December 31, 2025 and 2024 as set forth in the table above were pre-approved by the Company’s Audit Committee.

Vote Required

The approval of this Proposal Three requires the affirmative vote of a majority of shares of Common Stock which could be cast and are present or represented by proxy at the Annual Meeting. Abstentions will be counted as a vote against this proposal. Because this proposal is considered a “routine” matter, we do not expect to have broker non-votes with respect to this proposal.

PROPOSAL FOUR

NON-BINDING ADVISORY VOTE TO APPROVE 2025 EXECUTIVE COMPENSATION

FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our compensation programs are designed to provide long-term and currently-paid compensation and cash and non-cash compensation for our executive officers in order to align the compensation of our executive officers with our performance on a short-term and long-term basis. This proposal provides stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation practices and principles.

In 2023, our stockholders recommended that the advisory vote to approve executive compensation be held every year and, upon such recommendation and consistent with the Board’s recommendation, the Board determined that the Company will continue to have annual advisory votes on executive compensation for the Company’s named executive officers. Accordingly, we have included this proposal for consideration at the Annual Meeting and plan to continue annual advisory votes as recommended by our stockholders.

Stockholders should consider the compensation programs and their implementation, including the section entitled “Executive Compensation and Other Matters,” the compensation tables and any other executive compensation disclosure below, and cast a non-binding vote either to endorse or not endorse our executive compensation programs through the following resolution:

“RESOLVED: That the compensation paid to the Company’s named executive officers in 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other compensation disclosure in this Proxy Statement is hereby approved by the stockholders of the Company, on an advisory basis.”

This vote is being provided pursuant to Section 14A of the Exchange Act. While the vote does not bind our Board to any particular action, the Board expects to take into account the outcome of this vote in considering future compensation programs. The next advisory vote to approve our executive compensation is planned for the 2027 annual meeting of stockholders.

Vote Required

The approval of this Proposal Four requires the affirmative vote of a majority of shares of Common Stock which could be cast and are present or represented by proxy at the Annual Meeting. Abstentions will be counted as a vote against this proposal and broker non-votes will have no impact.

THE BOARD RECOMMENDS A

VOTE FOR APPROVAL OF PROPOSAL FOUR.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth each Director and executive officer of the Company and their ages and positions with the Company as of the Record Date.

Name	Age	Position
Richard J. Barry	67	President, Chief Executive Officer and Class II Director
R. Christopher Cook	62	Chief Operating and Legal Officer
Eric J. Schoen	57	Chief Financial Officer
Robert Anderson, Jr. (1)(3)(4)	60	Class I Director
Dawn C. Bir (2)(4)	55	Class I Director
Pierre Gravier (1)(4)	41	Class II Director
Robert Z. Gussin, Ph.D. (1)(2)(4)	88	Class II Director
Claude Nicaise, M.D. (2)(3)(4)	74	Chairman of the Board and Class II Director
Michael J. O’Donnell, Esq. (4)	67	Class I Director
Patrick J. Scannon, M.D., Ph.D. (4)	78	Class III Director

_________

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Meets the definition of independence under the Nasdaq Stock Market LLC listing standards.

The Board chooses the executive officers, who then serve at the discretion of the Board. There is no family relationship between any director or executive officer of the Company.

Richard (Rick) Barry has served as a Director since June 2021 and was appointed Chief Executive Officer in September 2024. Mr. Barry served as Executive Chairman of the Board beginning July 2024 until his appointment as Chief Executive Officer. Since June 2015, Mr. Barry has also served as Director of Sarepta Therapeutics, Inc., (Nasdaq: SRPT). Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry holds a Bachelor of Arts from Pennsylvania State University.

R. Christopher (Chris) Cook was appointed Chief Operating and Legal Officer of the Company in April 2025. He joined the Company as Senior Vice President and General Counsel in October 2022. He previously served, since 2017, as the Global Head of Litigation and Government Investigations for Alcon, a publicly traded medical device and pharmaceutical company, and before that as the Vice President and division General Counsel for Walmart Central America in San Jose, Costa Rica. Mr. Cook also spent seventeen years at Jones Day, where he was a litigation partner in the firm’s Washington, DC and Chicago offices. Mr. Cook served as an Assistant United States Attorney in Chicago. Mr. Cook earned his BA in English from Emory University and his JD from Harvard Law School.

Eric Schoen has served as Chief Financial Officer since 2018. Prior to joining the Company, Mr. Schoen served in numerous financial leadership roles. Most recently, he served as Vice President, Senior Vice President, Finance and Chief Accounting Officer of Aspira Women’s Health Inc. (formerly Vermillion, Inc.), a publicly-held women’s health company, from 2011 to 2017. Mr. Schoen also began his career and spent nine years with PricewaterhouseCoopers in the audit and assurance, transaction services and global capital markets practices. Mr. Schoen received his B.S. in Finance from Santa Clara University.

Robert Anderson, Jr. has served as a director since December 2023. Mr. Anderson has decades of operational experience in cybersecurity, counterintelligence, economic espionage and critical incident response and management. Mr. Anderson previously led more than 20,000 FBI employees as the bureau’s Executive Assistant Director of the Criminal, Cyber, Response and Services Branch— the No. 3 position in the organization. From January 2025 until March 2025, Mr. Anderson was a managing partner at Oak Truss Group (formerly Cyber Defense Labs), an advisory firm focused on cybersecurity, where he served as Chief Executive Officer (March 2019 – December 2024) and Chairman of the Board (January 2022 – December 2024). Mr. Anderson holds a Bachelor of Science and a Master in Public Administration from Wilmington University.

Dawn Carter Bir has served as a Director since October 2025. Dawn brings over 30 years of leadership in biotechnology with emerging and established companies, and diverse experiences including clinical development, commercial, medical, strategic business planning, financial and operations. During 2025, she served as Interim President and CEO of Geron Corporation (Nasdaq: GERN), a commercial-stage biotechnology company. Before this role, Dawn was Executive Vice President and Chief Commercial Officer at Reata Pharmaceuticals, a commercial-stage biotechnology company, through the development and commercialization of their first drug and its $7.3 billion acquisition by Biogen in 2023. Previously, she was Vice President at Pharmacyclics, a commercial-stage biotechnology company, through the company's first drug approval, launch, and its $21 billion acquisition by AbbVie in 2015. She currently holds board positions at Geron Corporation and Soleno Therapeutics (Nasdaq: SLNO), both with a focus on treatments for rare and serious diseases. Dawn holds a Bachelor of Science in Biology from Binghamton University in New York.

Pierre Gravier has served as a director since December 2023. Since July 2023, Mr. Gravier has been the Chief Financial Officer of PTC Therapeutics, Inc., a publicly traded biotechnology company. From 2013 to July 2023, Mr. Gravier was previously Managing Director in the healthcare group of Perella Weinberg Partners, a leading global independent advisory firm that provides strategic, financial, and tactical advice in connection with executing mergers, acquisitions and other corporate strategies. Mr. Gravier holds a Master’s Degree in Finance from ESCP Business School and a Master of Science in Bioengineering from the University of Technology of Compiègne. Mr. Gravier was identified as a director candidate by our former chief executive officer prior to Mr. Gravier’s appointment to the Board in December 2023.

Robert Z. Gussin, Ph.D. has served as a director since 2003. Dr. Gussin worked at Johnson & Johnson for 26 years, most recently as Chief Scientific Officer and Corporate Vice President, Science and Technology from 1986 through his retirement in 2000. Dr. Gussin served on the board of directors of Duquesne University and the advisory boards of the Duquesne University Pharmacy School and the University of Michigan Medical School Department of Pharmacology. Dr. Gussin received his B.S. and M.S. degrees and D.Sc. with honors from Duquesne University and his Ph.D. in Pharmacology from the University of Michigan, Ann Arbor. Dr. Gussin has announced his retirement from the Board in June 2026 and is not standing for re-election at this Annual Meeting.

Claude Nicaise, M.D. has served as a director since December 2023. Since June 2015, Dr. Nicaise has also served as a director of Sarepta Therapeutics, Inc., (Nasdaq: SRPT). Since January 2021, Dr. Nicaise has served as a member of the board of directors of Gain Therapeutics. Since March 2021, Dr. Nicaise has served as a member of the board of directors of Chemomab Therapeutics Ltd. Dr. Nicaise has held clinical/regulatory leadership roles that have resulted in 14 new drug approvals in various diseases areas, including neuroscience. Dr. Nicaise is the founder of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. Dr. Nicaise served as Executive Vice President, Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, from 2015 to March 2023. Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals from 2008 to 2014. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including senior positions such as Vice President of Global Development and Vice-President of Worldwide Regulatory Science and Strategy. Dr. Nicaise received his M.D. from the Université Libre de Bruxelles in Belgium. Mr. Nicaise was identified as a director candidate by our current chief executive officer prior to Mr. Nicaise’s appointment to the Board in December 2023.

Michael J. O’Donnell, Esq. has served as a director since 1998. Mr. O’Donnell has been a partner in the law firm of Orrick, Herrington & Sutcliffe LLP since June 2021. Orrick, Herrington & Sutcliffe LLP has provided legal services to the Company. Previously, Mr. O’Donnell was a member of Morrison & Foerster LLP from 2011 to 2021. Mr. O’Donnell serves as corporate counsel to numerous public and private biopharmaceutical and life sciences companies. Previously, Mr. O’Donnell was a member of Wilson Sonsini Goodrich & Rosati. Mr. O’Donnell received his J.D., cum laude, from Harvard University and his B.A. from Bucknell University, summa cum laude. Mr. O’Donnell has notified the Board of Directors of his decision to resign from the Board, effective at the conclusion of this Annual Meeting.

Patrick J. Scannon, M.D., Ph.D. has served as a director since 2007. Dr. Scannon is one of the founders of XOMA. From 2006 to 2016, Dr. Scannon was Executive Vice President, Chief Biotechnology Officer of XOMA. From 1993 to 2006, Dr. Scannon served as Chief Scientific and Medical Officer of XOMA. Dr. Scannon retired from XOMA and resigned from XOMA’s board of directors in 2016. Dr. Scannon received his Ph.D. in organic chemistry from the University of California, Berkeley and his M.D. from the Medical College of Georgia.

Board Leadership Structure

The Board maintains a majority of outside, independent directors and one director who is the Chief Executive Officer and President of the Company and therefore does not meet the criteria for an independent director. The Board believes that the leadership structure of the Board is a matter that should be evaluated and determined by the Board from time to time, based on the then-relevant facts and circumstances. Accordingly, the Board has chosen to separate the roles of President and Chief Executive Officer, on the one hand, and Chairman of the Board, on the other hand. This enables our President and Chief Executive Officer, Richard J. Barry, to focus on the day-to-day operation of our business while allowing Dr. Claude Nicaise, our Chairman of the Board, to focus on leadership of the Board. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight and management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance.

Specifically, the Board believes that having an independent Chair creates an environment that is conducive to the Board’s objective evaluation and oversight of management’s performance, facilitating management accountability, and positioning the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders, including with respect to evaluating whether steps management is taking to manage risks are appropriate for the Company. As Chair of the Board, Dr. Nicaise’s responsibility is to ensure that our Board functions properly and to work with our Chief Executive Officer to set the Board’s agenda. Accordingly, he has substantial ability to shape the work of the Board. We expect him to facilitate communications among our directors and between the Board and senior management. While Dr. Nicaise provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance. As a result, we believe that such separation can enhance the effectiveness of our Board as a whole. We believe that the leadership structure of our Board is appropriate and enhances its ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

The Audit Committee, Compensation Committee, and Nominating and Governance Committee each has oversight of specific areas of responsibility, discussed further below. The Company believes that this structure is appropriate and allows for efficient and effective oversight, given the Company’s relatively small size (both in number of employees and in scope of operational activities directly conducted by the Company), its corporate strategy (including the use of outsourcing for certain key activities) and its sole focus on biotechnology research and development.

Board’s Role in Risk Oversight

One of the key functions of the Board is informed oversight of the risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Areas of focus include economic, operational, financial (accounting, credit, investment, liquidity and tax), competitive, legal, regulatory, cybersecurity, privacy, compliance and reputational risks. The risk oversight responsibility of the Board and its committees is supported by the management reporting processes, which are designed to provide visibility to the Board and to the personnel who are responsible for risk assessment and information about the identification, assessment and management of critical risks, and management’s risk mitigation strategies.

The Audit Committee is responsible for reviewing and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. The Audit Committee also monitors compliance with legal and regulatory requirements and assists the Board in fulfilling its oversight responsibilities with respect to risk management. The Compensation Committee assesses and monitors whether any of the compensation policies and programs has the potential to encourage excessive risk-taking.

The Company believes this division of responsibilities is an effective approach for addressing the risks the Company faces and that the board leadership structure supports this approach.

Independence of Directors

The Nasdaq listing rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in such member’s capacity as a member of the audit committee, the board of directors or any other board committee (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

The Board conducts an annual review of the independence of the directors. The Board has determined that none of the members of the Board, other than Mr. Barry, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of the Board, other than Mr. Barry, is “independent” as that term is defined under the rules of Nasdaq. The Board has also determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.

Board Qualifications and Nominations

The Board requires that its members and its candidates for appointment or nomination maintain high personal and professional integrity and the ability to contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. In addition, the Board and director nominees are expected to have appropriate management or scientific experience that are relevant to our current and expected future direction, a track record of accomplishment and a commitment to ethical business practices. The Board also seeks members who can contribute a diverse and wide range of perspectives, awareness and experiences to the Board.

The particular experience, qualification or skills of each member of the Board that led the Board to conclude that the individual should serve as a director are set forth below:

Director	Key Qualifications
Robert Anderson, Jr.	Career experience at the highest levels of a large government agency, testifying before the Senate Select Committee on Intelligence and the House Permit Select Committee on Intelligence and specific training and expertise in cybersecurity.

Richard J. Barry	President and Chief Executive Officer of the Company. Experience as founder and managing director of investment funds and as a director to public companies, including service on Audit, Compensation, and Nominating and Governance Committees.

Dawn C. Bir	Extensive clinical development, commercial, strategic business planning, and financial and operations experience in the biopharmaceutical industry, particularly with product launches for therapies for rare diseases.

Pierre Gravier	Career experience with mergers and acquisitions and financing activities in the biopharmaceutical sector, including current position as CFO of a public biotechnology company.

Robert Z. Gussin, Ph.D.	Experience in executive roles at Johnson & Johnson and as a director or as advisor to a number of academic institutions.

Claude Nicaise, M.D.	Career experience in the biopharmaceutical sector, including in clinical and regulatory affairs, such as support in connection with sixteen drug approvals.

Michael J. O’Donnell, Esq.	Experience as a member of law firms and as counsel and advisor to numerous public and private biopharmaceutical and life sciences companies.

Patrick J. Scannon, M.D., Ph.D.	Experience as a founder and executive of a public biopharmaceutical company.

Board Meetings

The Board held a total of ten meetings of the full Board during fiscal year 2025. During fiscal 2025, each member of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of the Board on which such director served that were held during the period in which such director served.

The Company does not have formal policies regarding attendance by members of the Board at its annual meetings of stockholders, but directors are encouraged to attend.

Stockholder Communications with the Board

The Company does not have a written policy regarding stockholder communication with the Board. However, stockholders may communicate with the Board by sending an e-mail to the Company at IR@FilanaTx.com or by writing to the Company at Filana Therapeutics, Inc., Attention: Investor Relations, 6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, Texas 78731. Stockholders who would like their submissions directed to an individual member of the Board may so specify, and the communication will be forwarded, as appropriate.

Committees of the Board

The Board has established a standing Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee consists of the following non-employee directors: Mr. Gravier, who is the chair, Dr. Gussin (retiring at the 2026 annual meeting) and Mr. Anderson. The Board of the Company has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that the composition of the Audit Committee meets the requirements for independence under current Nasdaq Stock Market LLC listing standards and SEC rules. The Board has also determined that Mr. Gravier is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee reviews the Company’s internal accounting procedures, consults with and reviews the services provided by the Company’s independent registered public accounting firm and makes recommendations to the Board regarding the selection of the independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board. The Company maintains a copy of the Audit Committee charter on its website: www.FilanaTx.com. The Audit Committee held four meetings in 2025.

Compensation Committee

The Compensation Committee consists of the following non-employee directors: Mr. Nicaise, who is the chair, Dr. Gussin (retiring at the 2026 annual meeting) and Ms. Bir. Ms. Bir was appointed to the Compensation Committee on December 18, 2025. The Board of the Company has determined that each of these individuals is independent as defined under the Nasdaq Stock Market LLC listing standards and each qualify as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee reviews and recommends to the Board the salaries, incentive compensation and benefits of the Company’s officers and administers the Company’s stock plans and employee benefit plans. Refer to the section entitled “Summary of Executive Compensation” for more information about the Company’s Compensation Committee and its processes and procedures. The Compensation Committee operates under a written charter adopted by the Board. The Company maintains a copy of the Compensation Committee charter on its website: www.FilanaTx.com. The Compensation Committee held five meetings in 2025.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of the following non-employee directors: Mr. Anderson, who is chair, and Dr. Nicaise. The Board has determined that the members of our Nominating and Governance Committee are independent pursuant to applicable Nasdaq Stock Market LLC listing standards. The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, reviewing candidates nominated by stockholders in accordance with the Amended and Restated Bylaws, recommending to the Board nominees for election as our directors, providing oversight with respect to corporate governance, ethical conduct and other duties. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Company maintains a copy of the Nominating and Governance Committee charter on its website: www.FilanaTx.com. The Nominating and Governance Committee held three meetings in 2025.

Board Membership Criteria and Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee evaluates all proposed director nominees and incumbent directors before nomination, including those proposed by the Board for election and those to be elected or appointed by the Board to fill interim director vacancies on the Board. All of the Company’s directors may participate in the consideration of director candidates.

The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. For these services, an executive recruiting firm would be paid a fee. Candidates are evaluated by the Nominating and Governance Committee on the basis of the factors described above. With respect to candidates for initial election to the Board, the Nominating and Governance Committee reviews biographical information and qualifications and may check the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Governance Committee. Serious candidates meet, either in person, video conference or by telephone, with both members of the Nominating and Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend that the Board nominate, or elect to fill a vacancy with, a prospective candidate. Candidates recommended by the Nominating and Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws. Recommendations by stockholders that are made in accordance with such procedures will receive the same consideration given to nominees of the Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of April 13, 2026 by:

●	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities;
●	each director and each nominee for director to the Company;
●	each current executive officer named in the Summary Compensation Table appearing herein; and
●	all current executive officers, directors and nominees for director of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of the Common Stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of April 13, 2026 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares and percentage of Common Stock outstanding are based on the aggregate of 48,307,896 shares of Common Stock outstanding as of April 13, 2026. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owners (1)	Number of Shares	Percentage of Common Stock Outstanding
Directors and Named Executive Officers(14)
Richard J. Barry(2)	1,215,560	2.5%
Robert Christopher Cook(3)	227,752	*
Eric J. Schoen(4)	232,333	*
Robert Anderson, Jr.(5)	61,766	*
Dawn C. Bir(6)	10,305	*
Pierre Gravier(6)	53,166	*
Robert Z. Gussin, Ph.D.(7)	186,043	*
Claude Nicaise, M.D.(6)	53,166	*
Michael J. O’Donnell, Esq.(8)	127,657	*
Patrick J. Scannon, M.D., Ph.D.(9)	125,784	*
All current directors, executive officers and nominees for director as a group (10 persons)(10)	2,293,532	4.6%

(1)

This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address for directors and executive officers is the Company’s address. Percentages of Common Stock outstanding are rounded to the nearest tenth.

(2)	Includes (i) 277,500 shares issuable pursuant to options exercisable within 60 days of April 13, 2026 and (ii) 938,060 shares held in trust for Mr. Barry’s family.
(3)	Includes 214,027 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(4)	Includes 220,833 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(5)	Includes 53,166 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(6)	Represents shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(7)	Includes 175,426 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(8)	Includes 120,784 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(9)	Includes 124,784 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
(10)	Includes 1,303,157 shares issuable pursuant to options exercisable within 60 days of April 13, 2026.
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock, adjusted as required by the rules promulgated by the SEC.

EXECUTIVE COMPENSATION AND OTHER MATTERS

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions.

Summary of Executive Compensation

This summary provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs for our chief executive officer and the two other most highly compensated executive officers for our most recently completed fiscal year, whom we refer to collectively as the “named executive officers”. For the fiscal year ended December 31, 2025, our named executive officers were:

Name	Position
Richard J. Barry	President, Chief Executive Officer and member of the Board
R. Christopher Cook(1)	Chief Operating and Legal Officer
Eric J. Schoen	Chief Financial Officer

(1) On April 18, 2025, Mr. Cook, previously our Senior Vice President and General Counsel, was appointed Chief Operating and Legal Officer of the Company.

Objectives of Executive Compensation Program

We focus our executive compensation program on three related but distinct elements: base salary, cash bonuses and stock-related compensation. Our compensation programs are designed to provide long-term and currently-paid compensation and cash and non-cash compensation for our executive officers in order to align the compensation of our executive officers with our performance on a short-term and long-term basis. Our compensation programs reflect the following objectives:

●	to attract and retain high-performing executive talent;
●	to encourage corporate behavior that is consistent with our values and goals;
●	to create financial incentives for superior performance;
●

to balance the achievement of corporate and individual goals, whereby individual executives are rewarded for the performance of the business functions for which they are responsible in addition to our overall performance;

●	to ensure that our executive compensation programs are competitive with those of companies in our industry, so that we can continue to attract, retain and motivate executive talent; and
●	to encourage the development of a diverse executive talent pool and continuity of leadership.

These objectives include qualitative factors that strengthen our ability to meet long-term growth, such as demonstrated leadership ability, management development, ensuring compliance with laws, regulations and our policies, and anticipating and responding to changing conditions.

If and as we succeed in achieving approval for and commercializing our product candidates, we expect that we will adapt the elements of our compensation program as appropriate and may include or substitute other elements in our compensation program. Changes in the elements of our compensation program may also reflect changes in the importance of tax or accounting treatments of a particular element of our compensation program.

How Compensation Decisions are Made

Role of the Compensation Committee

Each year, our Compensation Committee determines the amount and allocation of long-term and currently-paid compensation and cash and non-cash compensation for executive officers. The Compensation Committee relies on data from a number of sources, including a review of independent compensation consultant analyses; the experience and knowledge of members of the Compensation Committee, Board and senior management; and additional factors, such as recent market trends and general business conditions to arrive at such determinations. Survey data that we may use include compensation information regarding publicly-held companies in our industry that are similar in size, breadth, stage of development or complexity to us. While none of these sources of data is prescriptive, each source helps the Compensation Committee evaluate the appropriateness of total compensation for each executive at a particular point in the Company’s life cycle. We do not have a set policy for allocating long-term and currently-paid compensation.

To assist the Compensation Committee with its responsibilities, we provide briefing materials prepared or summarized by management. Our Chief Executive Officer participates in the collection and dissemination of briefing materials and interacts with the Compensation Committee in reviewing some of the elements of yearly performance and compensation of the executive management team. The Compensation Committee believes that an appropriate level of input from our Chief Executive Officer provides a necessary and valuable perspective in helping the Compensation Committee formulate its own independent views on compensation. The Compensation Committee makes all final determinations as to compensation levels for executive officers, without any executive officers present.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In August 2025, the Compensation Committee engaged Pearl Meyer to analyze the compensation for certain officers of the Company. The Compensation Committee concluded that Pearl Meyer was an independent consultant after considering the factors relevant to the consultant’s independence from management, including the factors set forth by the SEC rules and Nasdaq listing standards regarding compensation consultant independence.

The Company affirmed a peer group, based on Pearl Meyer’s review and recommendation, of nineteen (19) publicly traded biotechnology companies based on (1) therapeutic area, (2) clinical stage, (3) market capitalization and (4) operating parameters such as headcount. The Company’s market capitalization was approximately at the 40th percentile of this peer group of companies at the time it was established. The peer group consists of the following companies:

Annexon, Inc.	Coya Therapeutics, Inc.	Protara Therapeutics, Inc.
Atea Pharmaceuticals, Inc.	Eledon Pharmaceuticals, Inc.	Quince Therapeutics, Inc.
Atossa Therapeutics, Inc.	Inhibikase Therapeutics, Inc.	Sagimet Biosciences Inc.
Avalo Therapeutics, Inc.	INmune Bio, Inc.	Skye Bioscience, Inc.
Cardiff Oncology, Inc.	Jasper Therapeutics, Inc.	Zura Bio Limited
Climb Bio, Inc.	Larimar Therapeutics, Inc.
Corbus Pharmaceuticals Holdings	MediciNova, Inc.

Pearl Meyer prepared a review of comparative compensation data from such peer group. The Compensation Committee considered the 2025 Pearl Meyer analysis when establishing overall 2025 executive compensation.

Results of 2024 Say-on-Pay Advisory Vote

In 2025, our stockholders approved, in a non-binding advisory vote by 79%, the 2024 compensation paid to the Company’s named executive officers. We considered the stockholders’ vote in our review of our compensation programs and accordingly we continued to apply similar principles and did not make any changes to our compensation practices as a result of such advisory vote in establishing compensation for our named executive officers in 2025. We are holding a say-on-pay advisory vote at this Annual Meeting and plan to hold another say-on-pay advisory vote in 2027.

Compensation Risk Oversight

In administering our compensation program, the Compensation Committee strives to achieve a balance among the elements of compensation to accomplish the objectives of the program. The Compensation Committee reviews the Company’s overall compensation program in the context of the risks that may be presented by the structure of our compensation program and the metrics used to determine compensation under that program. Based upon this review, the Compensation Committee believes that our compensation program does not create a reasonable likelihood of a material adverse effect on the Company and does not encourage excessive risk taking.

Elements of Executive Compensation

We focus our executive compensation program on three related but distinct elements: base salary, cash bonuses and stock-related compensation.

Base Salary. We offer a base salary to attract and retain qualified executive officers. Base salaries are based on broad salary ranges that take into consideration a number of factors, including:

●	an executive’s job responsibilities;
●	individual performance;
●	our corporate performance;
●	competitive market data; and
●	our total compensation expense.

Changes to base salary vary according to individual contributions to our success and comparisons to similar positions at both the Company and comparable companies.

Base Salary. Mr. Cook's annual base salary was increased by approximately 8% to $475,000 from $438,000 in conjunction with his appointment as Chief Operating and Legal Officer in April 2025. Mr. Cook was previously our SVP and General Counsel. Base salaries remained at $675,000 for Mr. Barry, and at $475,000 for Mr. Schoen.

In September 2025, Pearl Meyer prepared a compensation analysis for the Company's named executive officers. After reviewing each executive’s job responsibilities, individual performance, our corporate performance, and our total compensation expense for 2025, the Compensation Committee determined that base salaries for our named executive officers would be increased by approximately 3% effective January 1, 2026. New annual base salaries were $695,000 for Mr. Barry, $490,000 for Mr. Cook, and $490,000 for Mr. Schoen.

Bonuses. Consistent with our objectives to tie a significant portion of the named executive officers’ total compensation to our performance, all named executive officers now have a target bonus equal to a fixed percentage of their salary. At the beginning of 2025, the Compensation Committee recommended and the Board established performance measures and goals, which typically include milestones and targets. The milestones and targets are formulated into specific metrics on which to measure performance and attainment of goals during the year.  For fiscal year 2025, these goals, milestones and targets, which were designed to be challenging yet achievable with strong management performance, focused primarily on the following:

•	Exploring the use of simufilam in a Tuberous Sclerosis Complex (TSC)-related epilepsy indication (including a license agreement with Yale University and completing an additional pre-clinical study for the indication)

•	Attracting and retaining key team members to facilitate a potential program in TSC-related epilepsy; and

•	Analyzing the full data set from Phase 3 AD trials

The Board has established bonus payout targets for each of our named executive officers based on the executive’s position, level of responsibility and a review of the peer group.  The payout targets for each named executive officer were as follows:

Name	Target Opportunity (as a % of annual base salary)

Richard J. Barry	60%

R. Christopher Cook	40%

Eric J. Schoen	40%

In December 2025, the Compensation Committee assessed Company performance against the pre-established metrics. As a result of this evaluation of 2025 corporate goals, the Compensation Committee determined that the targets for 2025 had been met and recommended to the Board that actual bonus payouts be 100% of the aggregate bonus target amount for each named executive officer. Subsequently, Mr. Barry initiated a reallocation of $50,000 of the bonus awarded to him to be allocated $25,000 each to Mr. Schoen and Mr. Cook in personal recognition of their efforts and contributions to the Company in 2025. This reallocation did not result in any additional bonus amounts being paid by the Company. The Board approved the recommendation of the Compensation Committee and the payment of 2025 bonuses on December 12, 2025.

The following table sets forth the final 2025 annual bonus payouts for each of our named executive officers:

Name	Annual Bonus Award

Richard J. Barry	$355,000

R. Christopher Cook	$215,000

Eric J. Schoen	$215,000

Stock-Related Compensation. Stock-related compensation includes both stock option grants and other types of equity awards within the terms of our 2008 Equity Incentive Plan and 2018 Omnibus Incentive Plan, as applicable.

Each executive officer is eligible for stock option grants as well as share-based awards that vest upon achievement of certain performance criteria, or “Performance Awards”. Such grants are intended to link executive compensation with stockholder value over time. Only our Board and the Compensation Committee have authority to grant options or Performance Awards to our executive officers.

We view stock options as one of the more important components of our long-term, performance-based compensation philosophy. We provide options through initial grants at or near the date of hire and through subsequent periodic grants. Options for executive officers are granted, vest and become exercisable at such time as determined by our Board or Compensation Committee. Generally, stock option grants vest over a three or four-year period and have an exercise price equal to the fair market value of our stock at the time of grant. Initial grants are based on ranges that take into consideration an executive’s job responsibilities and competitive market data. For subsequent periodic grants, the Compensation Committee evaluates performance based on each individual’s contribution to the long-term success and growth of the Company, the Company’s performance, the motivational value of additional incremental stock option grants and comparative compensation data from our peer group. No stock options are granted in the absence of satisfactory performance. Stock option grants generally terminate shortly after an executive officer ceases providing services to the Company.

We grant periodic additional stock options:

●	to reflect the individual’s ongoing contributions;
●	to create an incentive to remain with us; and
●	to provide a long-term incentive to achieve or exceed our financial goals.

In granting stock options in the current year, we may consider the cumulative benefit of stock options granted in prior years. We have not re-priced any of our options and do not intend to re-price or otherwise adjust options in the event that fair market value of our Common Stock declines below an option grant price. (Proposal 2 includes an explicit prohibition on re-pricing our stock option awards, if approved).

In March 2025, and following the dramatic reduction in the Company's market capitalization, the Compensation Committee engaged Pearl Meyer to analyze the compensation for certain officers of the Company. The Company established a peer group, based on Pearl Meyer’s review and recommendation, of publicly traded biotechnology companies substantially similar to those discussed in Role of the Independent Compensation Consultant above.

In April 2025, after review of each individual’s contributions to the Company, and consideration of the recommendations of Pearl Meyer: Mr. Barry received an option to purchase 350,000 shares of our Common Stock and Messrs. Cook and Schoen each received an option to purchase 100,000 shares of Common Stock. The Compensation Committee noted that the named executive officer awards  awarded were approximately 50% of the amount recommended by Pearl Meyer due to the limited number of shares available in the 2018 Plan (See Proposal 2 to increase the number of shares available in the 2018 Plan).

Any personal tax obligations resulting from equity awards are the responsibility of the award recipient. If we issue certain shares for equity awards net of applicable individual taxes, the number of shares issued would be reduced, without reducing the amount of taxable compensation to the award recipient.

2020 Cash Incentive Bonus Plan.  In August 2020, the Board approved the 2020 Cash Incentive Bonus Plan (the “CIB Plan”). The CIB Plan was established to promote the long-term success of the Company by creating an “at-risk” cash bonus program that rewards CIB Plan participants with additional cash compensation in lockstep with significant increases in the Company’s market capitalization. The CIB Plan is considered “at-risk” because CIB Plan participants will not receive a cash bonus unless the Company’s market capitalization increases significantly and certain other conditions specified in the CIB Plan are met. Specifically, CIB Plan participants will not be paid any cash bonuses unless (1) the Company completes a merger or acquisition transaction that constitutes a sale of ownership of the Company or its assets (a “Merger Transaction”) or (2) the Compensation Committee determines the Company has sufficient cash on hand, as defined in the CIB Plan. CIB Plan participants will be paid all earned cash bonuses in the event of a Merger Transaction.

On January 24, 2025, the Delaware Court of Chancery entered a Final Order and Judgment (the “Final Order”) approving a Stipulation and Agreement of Settlement, Compromise, and Release that resolved a stockholder derivative action relating to the CIB Plan.

On March 6, 2025, the Company’s board of directors (the “Board”) amended and restated the CIB Plan to give effect to the amendments required by the Final Order (the “Amendments”).

The CIB Plan triggers potential cash bonuses each time the Company’s market capitalization increases significantly, up to a maximum $5.0 billion in market capitalization, and remains at the increased level for no less than 20 consecutive trading days (the “Market Capitalization Conditions”). Pursuant to the Amendments, an additional Market Capitalization Condition was established with respect to any payments to the Chairman, President and CEO (assuming such person holds all three such offices), providing that, other than in connection with a Merger Transaction, no bonus payments will be made to such person unless and until the U.S. Food and Drug Administration has approved simufilam for any indication.

In addition, the Amendments specify that upon the occurrence of a Merger Transaction, the Chairman, President and CEO (assuming such person holds all three such offices) will not be entitled to any payments in respect of any Market Capitalization Conditions, but will instead be entitled to receive a bonus payment based upon the Merger Transaction only.

Cash bonuses to the Chairman, President and CEO (assuming such person holds all three offices) are not subject to discretionary allocation under the CIB Plan. No person currently holds all three offices of Chairman, President and CEO.

Potential cash bonuses to participants other than the Chairman, President and CEO are allocated at the discretion of the Compensation Committee. On February 13, 2025, the Compensation Committee exercised its discretion to set all previously unallocated cash bonuses under the CIB Plan at zero dollars and to rescind and nullify the CIB Plan to the fullest extent permissible under the CIB Plan, as amended.

No actual cash payments were authorized or made to participants under the Cash Incentive Plan through April 21, 2026.

Policies and Practices Related to the Grant of Certain Equity Awards

The Compensation Committee approves equity awards granted to the named executive officers on or before the grant date. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

As shown in the table below, in 2025, we awarded stock options to the named executive officers during certain periods beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)

Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information (1)

Richard J. Barry	4/17/2025	350,000	1.44	490,035	10.4%(2)
R. Christopher Cook	4/17/2025	100,000	1.44	140,010	10.4%(2)
Eric J. Schoen	4/17/2025	100,000	1.44	140,010	10.4%(2)

(1) For completeness, all required Form 8-K filings during the covered periods have been assumed to include material non-public information.

(2) On 4/21/2025, the Company filed a Form 8-K disclosing that James W. Kupiec, M.D., the Company's former Chief Medical Officer, had informed the Company of his intent to retire and tendered his resignation as the Company’s Chief Medical Officer, effective as of May 9, 2025. In addition, the Form 8-K disclosed Amended and Restated Employment Agreements for Mr. Cook and Mr. Schoen. The Amended and Restated Employment Agreement for Mr. Cook disclosed his revised annual base salary. The Amended and Restated Employment Agreements for Messrs. Cook and Schoen disclosed annual bonus targets at 40% of base salary as well as potential benefits for termination without cause. See the discussion in the section entitled “Executive Compensation and Other Matters – Employment and Severance Arrangements” of this Proxy Statement.

Performance Awards

No Performance Awards were granted in 2025.

Other Compensation

Pension or Retirement Plans. We do not offer any of our employees a pension plan, retirement plan or other forms of compensation or perquisites paid out upon retirement. Executive officers are eligible for other benefits, in each case, on generally the same basis as other employees, subject to applicable law.

Employee Medical and Welfare Benefit Plans. Our employee medical and welfare benefit plans include medical, dental, life, disability and accidental death and dismemberment insurance.

2000 Employee Stock Purchase Plan. Our named executive officers are eligible to participate in our 2000 Employee Stock Purchase Plan (“ESPP”), but did not participate in the ESPP in 2025. We may terminate the ESPP at any time.

401(k) Plan. We maintain a 401(k) Plan that is a defined contribution plan intended to qualify under Section 401(a) of the IRS Code. We have historically not matched any pre-tax contributions to the 401(k) Plan. Beginning January 1, 2026, the Company matches each employee’s 401(k) plan contributions dollar-for-dollar (100%) up to a maximum of $6,000 per annum.

Paid Time Off. Our executive officers do not accrue vacation benefits available to our other employees, but do receive other paid time off benefits on the same basis as other employees.

Post-Employment Obligations

We have employment agreements with Messrs. Barry, Cook and Schoen that provide for payments and benefits in connection with a termination of employment without cause. The primary basis for selecting termination without cause for triggering payment was that such terms are deemed necessary in attracting and retaining high-performing executive talent. For additional information on the specific terms and conditions of this employment arrangements, see the discussion in the section entitled “Executive Compensation and Other Matters – Employment and Severance Arrangements” of this Proxy Statement.

Accounting and Tax Considerations

Generally, the expense related to an option grant or award is established at the time of awards for purposes of financial reporting and recognized as appropriate over the period of time covered by the option grant or award. Our financial statements include more information regarding accounting for stock options.

The tax deductions related to equity awards are generally determined in the future, usually at the time of exercise or sale of the underlying stock from stock options or at the time of vesting of other equity awards. These tax deductions may be more or less than the amount of the underlying expense recorded for financial reporting purposes. We cannot predict the amount of tax deductions we earn in the future, if any, because the deductions are based on the fair market value of Common Stock on the date when the tax deduction is earned.

Section 162(m) generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain current and former executive officers. Prior to 2018, this limitation did not apply to compensation that met Section 162(m)’s requirements for qualifying performance-based compensation. This performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless such compensation qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors we consider when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Stock Ownership Guidelines

We do not have any stock ownership guidelines, ownership goals or holding requirements. We have an insider trading policy that is designed to promote compliance with insider trading laws and that establishes certain restrictions on trading windows.

Clawback Policy

Effective October 2, 2023, we adopted an executive compensation clawback policy as required pursuant to the listing standards of Nasdaq, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act (the “Dodd-Frank Clawback Policy”). The Dodd-Frank Clawback Policy generally provides that we will seek to recover, in the event of a required accounting restatement, reasonably promptly, excess incentive compensation received by covered officers where that compensation is based on erroneously reported financial information.

Other Corporate Governance Policies and Practices

The Company has adopted a Code of Ethics that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Ethics covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Ethics as it pertains to the principal executive officer, principal financial officer, and principal accounting officer, if any, will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at www.FilanaTx.com.

The Company has also adopted Corporate Governance Guidelines that are available on the Company’s website at www.FilanaTx.com.

Summary Compensation Table

The following table sets forth information regarding compensation for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	All Other Compen- sation ($)	Total ($)
Richard J. Barry	2025	675,000	355,000	—	490,035	—	1,520,035
President and Chief Executive Officer	2024	309,375	—	—	16,410,050	10,000	16,729,425

R. Christopher Cook	2025	463,975	215,000	—	140,010	—	818,985
Chief Operating and Legal Officer(2)	2024	438,000	50,000	—	2,807,128	—	3,295,128

Eric J. Schoen	2025	475,000	215,000	—	140,010	—	830,010
Chief Financial Officer	2024	475,000	250,000	—	3,125,772	—	3,850,772

(1)

Assumptions used in calculating the value of option awards are described in Notes 2 and 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025, incorporated herein by reference. The amounts reported for option awards are based on the aggregate grant date fair value computed in accordance with ASC Topic 718.

(2)	On April 18, 2025, Mr. Cook, previously our Senior Vice President and General Counsel, was appointed Chief Operating and Legal Officer of the Company.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the outstanding equity awards at December 31, 2025 held by each of our executive officers named in the Summary Compensation Table.

			Option Awards(1)
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Barry	5/4/23	(4)	17,222	2,778	22.34	5/4/33
	5/4/23		5,000	—	22.34	5/4/33
	5/9/24		15,000	—	21.11	5/9/34
	10/1/24	(2)	150,000	450,000	27.42	10/1/34
	4/17/25	(6)	—	350,000	1.44	4/17/35

R. Christopher Cook	10/28/22	(3)	79,166	20,834	36.76
	10/3/23	(4)	36,111	13,889	17.54	10/3/33
	5/20/24	(3)	3,958	6,042	22.10	5/20/34
	9/6/2024	(5)	50,000	50,000	26.91	9/6/34
	4/17/25	(6)	—	100,000	1.44	4/17/35

Eric J. Schoen	10/3/23	(4)	108,333	41,667	17.54	10/3/33
	5/20/24	(3)	9,895	15,105	22.10	5/20/34
	9/6/2024	(5)	50,000	50,000	26.91	9/6/34
	4/17/25	(6)	—	100,000	1.44	4/17/35

(1) All of the outstanding equity awards were granted under our 2018 Omnibus Incentive Plan, as amended. Option awards were granted with an exercise price equal to the fair market value of our common stock on the date of grant.

(2) Shares subject to each such option vest and become exercisable in four equal annual installments (25% each year) with the initial 25% vesting on July 15, 2025.

(3) One forty-eighth of the shares subject to each such option vest and become exercisable one month after the vesting commencement date, and an additional one forty-eighth of the shares subject to such option vest each month thereafter.

(4) One thirty-sixth of the shares subject to each such option vest and become exercisable one month after the vesting commencement date, and an additional one thirty-sixth of the shares subject to such option vest each month thereafter.

(5) Shares subject to each such option vest and become exercisable over 2 years, with 50% cliff vesting 1-year after grant date and the remaining 50% cliff vesting 2-years after grant date.

(6) Shares subject to each such option vest and become exercisable in four equal annual installments (25% each year).

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Summary of Executive Compensation.”

Year	Summary Compensation Table Total for PEO 1 (Barbier)[1]	Compensation Actually Paid to PEO 1 (Barbier)[2]	Summary Compensation Table Total for PEO 2 (Barry)[1]	Compensation Actually Paid to PEO 2 (Barry)[2]	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:	Net Loss (thousands)[6]
							Total Stockholder Return[5]
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(h)
2025	$-	$-	$1,520,035	$1,334,641	$824,498	$781,795	$6.70	$(90,973)
2024	$3,685,803	$(1,008,439)	$16,729,425	$1,776,953	$3,578,450	$(922,763)	$7.99	$(24,342)
2023	$6,263,038	$7,562,818	$-	$-	$2,409,975	$2,362,737	$76.20	$(97,217)

1  Summary Compensation Table Total for PEO: The dollar amounts reported in column (b) are the amounts of total compensation reported for our former PEO, Mr. Barbier, and our current PEO, Mr. Barry, for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Barry was appointed President and Chief Executive on September 6, 2024.

2  Compensation Actually Paid to PEO: The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Barbier and Mr. Barry as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Barbier and Mr. Barry during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Barry’s total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2025	$1,520,035	$(490,035)	$304,641	$1,334,641

(a)	The grant date fair value of equity awards represents the total of any amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table.
(b)	The equity award adjustments include the addition (or subtraction, as applicable) of the following:

(i) the year-end fair value (computed consistent with the methodology used for share-based payments under U.S. GAAP) of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;

(ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;

(iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and

(v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	(i)Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	(ii)Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(iii)Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv)Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v)Fair Value at the end of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2025	$661,110	$(290,247)	$-	$(66,222)	$-	$304,641

3 Average Summary Compensation Table Total for Non-PEO NEOs: The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our PEO for all years presented) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Mr. Cook and Mr. Schoen (ii) for 2024, Dr. Kupiec and Mr. Schoen (iii) for 2023, Messrs. Cook and Schoen, and Dr. Kupiec.

4 Average Compensation Actually Paid to Non-PEO NEOs: The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our PEO, Mr. Barry), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Barry) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Barry) to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$824,498	$(140,010)	$97,308	$781,795

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	(i)Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	(ii)Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(iii)Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv)Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v)Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments
2025	$188,888	$(114,906)	$-	$23,326	$-	$97,308

5  Total Stockholder Return: Cumulative TSR is calculated based upon a fixed investment of $100 on the last trading day of calendar 2022 through and including the last trading day of calendar 2025. Pursuant to applicable Securities and Exchange Commission rules, all values assume reinvestment of the full amount of all dividends, however no cash dividends have been declared on our Common Stock to date. The stockholder returns shown on the graph below are based on historical results and are not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

6  Net Loss: The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Summary of Executive Compensation,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes various performance measures to align executive compensation with Company performance, few of those Company measures are presented in the Pay versus Performance table as progress of clinical development of our product candidates is non-financial in nature. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The amount of compensation actually paid to our current PEO, Mr. Barry, and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Barry) is aligned with the Company’s cumulative TSR over the three years presented in the table. The compensation actually paid aligns with the Company’s cumulative TSR over the period presented because a significant portion of the compensation actually paid to Mr. Barry and to the other NEOs is comprised of equity awards. Thus, compensation actually paid generally decreased consistent with the decrease in stock price over the three-year period presented.

Compensation Actually Paid and Net Loss

The amount of compensation actually paid to our current PEO, Mr. Barry, and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Barry) is generally not aligned with the Company’s net loss over the three years presented in the table. In general, companies seek to generate net income rather than a net loss. However, for a clinical stage company such as Filana, an increasing net loss may be linked to and indicative of progress in clinical trials, which become larger and more expensive in later stages trials.

Potential Payments upon Termination or Change-in-Control

Employment and Severance Arrangements

We have employment agreements with each of Messrs. Barry, Cook and Schoen, which provide for post-termination payments and benefits upon a termination of employment without “cause” as discussed below.

Employment Agreement with Richard J. Barry

The September 30, 2024 employment agreement with Mr. Barry is for an initial period of three years and automatically renews for consecutive one-year terms unless the Company or Mr. Barry terminates the agreement 60 days prior to the end of the then-current term.

Pursuant to the Employment Agreement, if Mr. Barry is terminated without cause or resigns for good reason, he will be entitled to (i) continued payment of his base salary as then in effect through the effective date of his termination from employment, (ii) continued payment of his base salary as then in effect for a period of twelve (12) months following the date of termination and (iii) continued employee benefits through the Company’s medical plan, with premiums paid by the Company, until the earlier of twelve (12) months after termination or the time that he becomes covered under another employer-sponsored medical plan. In the event that Mr. Barry is terminated in connection with a “Change in Control” (as defined in the employment agreement), he will be entitled to benefits as if he had been terminated without cause under the employment agreement. The foregoing termination benefits are conditioned upon Mr. Barry signing and not revoking an employment separation and release agreement in a form acceptable to the Company.

In the event of a change of control in which this employment agreement is not assumed by the successor entity either by operation of law or by assignment, Mr. Barry’s employment with the Company shall be deemed to be termination for “other than cause.” The cost of our post-employment obligations to Mr. Barry cannot be determined until a termination has occurred. However, assuming Mr. Barry’s employment was terminated for reasons other than cause on December 31, 2025, we would have had to pay Mr. Barry approximately $695,000 for base salary pursuant to his employment agreement with the Company.

In addition, our 2018 Omnibus Incentive Plan includes provisions for accelerated vesting of unvested stock options, including in the event of termination other than for cause in connection with a change in control of the Company. The value of such an event cannot be determined until it occurs. However, assuming Mr. Barry’s employment was terminated for reasons other than cause following a change in control on December 31, 2025, the aggregate intrinsic value of unvested stock options for which vesting would accelerate totals approximately $189,000 based on the then-current price of our common stock of $1.98 per share.

Employment Agreement with R. Christopher Cook

Pursuant to an Amended and Restated Employment Agreement effective April 18, 2025, if Mr. Cook is terminated without cause or resigns for good reason, he will be entitled to (i) continued payment of his base salary as then in effect through the effective date of his termination from employment, (ii) continued payment of his base salary as then in effect for a period of twelve (12) months following the date of termination and (iii) continued employee benefits through the Company’s medical plan, with premiums paid by the Company, until the earlier of twelve (12) months after termination or the time that he becomes covered under another employer-sponsored medical plan. In the event that Mr. Cook is terminated in connection with a “Change in Control” (as defined in the employment agreement), he will be entitled to benefits as if he had been terminated without cause under the employment agreement. The foregoing termination benefits are conditioned upon Mr. Cook signing and not revoking an employment separation and release agreement in a form acceptable to the Company.

In the event of a change of control in which this employment agreement is not assumed by the successor entity either by operation of law or by assignment, Mr. Cook’s employment with the Company shall be deemed to be termination for “other than cause.” The cost of our post-employment obligations to Mr. Cook cannot be determined until a termination has occurred. However, assuming Mr. Cook’s employment was terminated for reasons other than cause on December 31, 2025, we would have had to pay Mr. Cook approximately $490,000 for base salary and $36,000 for benefit expenses pursuant to his employment agreement with the Company.

In addition, our 2018 Omnibus Incentive Plan includes provisions for accelerated vesting of unvested stock options, including in the event of termination other than for cause in connection with a change in control of the Company. The value of such an event cannot be determined until it occurs. However, assuming Mr. Cook’s employment was terminated for reasons other than cause following a change in control on December 31, 2025, the aggregate intrinsic value of unvested stock options for which vesting would accelerate totals approximately $54,000 based on the then-current price of our common stock of $1.98 per share.

Employment Agreement with Eric Schoen

Pursuant to an Amended and Restated Employment Agreement effective April 18, 2025, if Mr. Schoen is terminated without cause or resigns for good reason, he will be entitled to (i) continued payment of his base salary as then in effect through the effective date of his termination from employment, (ii) continued payment of his base salary as then in effect for a period of twelve (12) months following the date of termination and (iii) continued employee benefits through the Company’s medical plan, with premiums paid by the Company, until the earlier of twelve (12) months after termination or the time that he becomes covered under another employer-sponsored medical plan. In the event that Mr. Schoen is terminated in connection with a “Change in Control” (as defined in the employment agreement), he will be entitled to benefits as if he had been terminated without cause under the employment agreement. The foregoing termination benefits are conditioned upon Mr. Schoen signing and not revoking an employment separation and release agreement in a form acceptable to the Company.

In the event of a change of control in which this employment agreement is not assumed by the successor entity either by operation of law or by assignment, Mr. Schoen’s employment with the Company shall be deemed to be termination for “other than cause.” The cost of our post-employment obligations to Mr. Schoen cannot be determined until a termination has occurred. However, assuming Mr. Schoen’s employment was terminated for reasons other than cause on December 31, 2025, we would have had to pay Mr. Schoen approximately $490,000 for base salary and $23,000 for benefit expenses pursuant to his employment agreement with the Company.

In addition, our 2018 Omnibus Incentive Plan includes provisions for accelerated vesting of unvested stock options, including in the event of termination other than for cause in connection with a change in control of the Company. The value of such an event cannot be determined until it occurs. However, assuming Mr. Schoen’s employment was terminated for reasons other than cause following a change in control on December 31, 2025, the aggregate intrinsic value of unvested stock options for which vesting would accelerate totals approximately $54,000 based on the then-current price of our common stock of $1.98 per share.

Insider Trading Policy

The Company’s Insider Trading Policy prohibits all directors, officers, employees, and consultants who may, as a result of their position with the Company, have access to material non-public information and the family members of each of the foregoing (“Insiders”) from trading in the Company’s securities while aware of material non-public information. The Insider Trading Policy also prohibits providing any such material non-public information to any other person who may trade in securities while aware of such information. The Insider Trading Policy has procedures that require transactions in our stock by Insiders be made after satisfying mandatory pre-clearance requirements.

Hedging and Pledging Policy

Under the terms of the Company’s insider trading policy, no employees, contractors, consultants and members of the Board (and their respective family members and any affiliated entities, such as venture capital funds) may engage in hedging or monetization transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars or exchange funds. In addition, such persons may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan unless the pledge has been approved by the Compliance Officer in writing.

Director Compensation

The following table sets forth all director compensation for 2025 for all directors who are not named executive officers.

Name	Fees earned or paid in cash($)(1)	Option Awards ($)(2)	Total ($)
Robert Anderson, Jr.	44,125	54,367	98,492
Dawn C. Bir	11,250	201,861	213,111
Pierre Gravier	43,750	54,367	98,117
Robert Z. Gussin, Ph.D.	41,875	54,367	96,242
Claude Nicaise, M.D.	65,500	54,367	119,867
Michael J. O’Donnell, Esq.	32,500	54,367	86,867
Patrick J. Scannon, M.D., Ph.D.	32,500	54,367	86,867

(1)

Non-employee directors were each eligible for a $10,000 annual cash retainer, payable in arrears for each 12-month period of service, through May 23, 2025 when the amended Non-Employee Director Compensation Plan was adopted by shareholders, after which the annual cash retainer increased to $40,000. Additional annual Cash Retainer to Board Chair was $30,000. Additional annual Cash Fees to Chairs of the Audit, Compensation, and Nominating & Governance Committees were $15,000, $10,000, and $8,000, respectively. Additional annual Cash Fees to non-Chair Members of the Audit, Compensation, and Nominating & Governance Committees were $7,500, $5,000, and $4,000, respectively. A summary of the amended Non-employee Director Compensation Program is included below.

(2)

Assumptions used in calculating the value of option awards are described in Notes 2 and 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025, incorporated herein by reference. The amounts reported for option awards are based on the aggregate grant date fair value computed in accordance with ASC Topic 718. Total stock options outstanding at December 31, 2025 for non-employee directors were as follows: Mr. Anderson - 56,500; Ms. Bir - 53,000; Mr. Gravier - 56,500; Dr. Gussin - 175,426; Dr. Nicaise - 56,500; Mr. O’Donnell - 120,784; and Mr. Scannon - 124,784. The intrinsic value of all stock options held by Directors was $42,000 based upon the closing price of our common stock of $1.98 at December 31, 2025.

Each non-employee director is eligible to receive compensation for service consisting of annual cash retainers and equity awards under our amended Non-employee Director Compensation Program, which was adopted by our Board and became effective upon approval by stockholder vote at our 2025 Annual Meeting of Stockholders on May 23, 2025. This formal program document expires on May 4, 2026 in accordance with the original terms of the Non-employee Director Compensation Program. Going forward, the Board and Compensation Committee will exercise discretion to approve director compensation within the parameters of the Amended 2018 Plan, if approved, which is described in Proposal No. 2.

We believe highly qualified directors are critical to the Company’s success. In order to attract, motivate, retain and reward non-employee directors to the Company’s Board, we believe that an amendment to our compensation program for non-employee directors is in the best interests of the Company and its stockholders.

Non-employee Director Compensation Program

As set forth in the Amended Director Compensation Program (which is set to expire on May 4, 2026), each person who is a Non-employee Director on the Effective Date shall be eligible to receive the following compensation:

●	Annual Cash Retainer: $40,000;

●	Additional Annual Cash Retainer to Board Chair: $30,000;

●	Additional Annual Cash Fees to Chairs of the Audit, Compensation, and Nominating & Governance Committees: $15,000, $10,000, and $8,000, respectively;

●	Additional Annual Cash Fees to non-Chair Members of the Audit, Compensation, and Nominating & Governance Committees: $7,500, $5,000, and $4,000, respectively; and

●	Annual Stock Option Grant: 26,500 stock options (vesting over 12 months).

Non-employee Directors elected or appointed to the Board after the Effective Date shall be eligible to receive a stock option grant of 53,000 stock options on the start date of their service to the Company, as set forth below, and shall participate in the Amended Director Compensation Program as described above.

All annual cash compensation will be paid for twelve (12) months of continuous service on the Board, with each twelve (12) month period measured from the Effective Date for this purpose. All annual cash compensation amounts will be payable in arrears, in one payment on the applicable anniversary of the Effective Date.

In the event that a new Non-employee Director is appointed to the Board, that a Non-employee Director ceases to be a Non-employee Director, that a Non-employee Director is appointed to a chair or committee position, or that a Non-employee Director ceases to be a chair or committee member during such a twelve (12) month period, then any amount payable for a partial year of service will be paid pro-rata based on the number of quarters in which the Non-employee Director served as a member and/or chair of the Board or committee for at least one day during the applicable twelve (12) month period and shall be payable, in the case of a departing Non-employee Director, within thirty (30) days of such Non-employee Director’s separation from service (within the meaning of IRS Code Section 409A).

All stock options are granted pursuant to the Company’s 2018 Omnibus Incentive Plan. Stock options have an exercise price per share equal to the fair market value of a share of the Company’s Common Stock at the time of grant and will have a maximum ten-year term.

Director and Officer Liability Insurance

We maintain director and officer indemnification insurance coverage. This insurance covers directors and officers individually. These policies currently run from July 13, 2025 through July 12, 2026 at a total annual cost of approximately $0.8 million. The primary carrier is Chubb Insurance. We reimburse our directors for expenses incurred in attending any Board or committee meetings.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD

The Audit Committee operates under a written charter adopted by the Board. The purpose of the Audit Committee includes the following:

●	Select and hire the Company’s independent registered accounting firm and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;
●	Approve audit and non-audit services and fees;
●	Assist the Board of the Company in oversight and monitoring of:
● the integrity of the Company’s financial statements;
● the Company’s financial reporting process;
● the Company’s compliance with legal and regulatory requirements under applicable securities law;
● the independent registered public accounting firms’ qualifications, independence and performance; and
● the adequacy and effectiveness of the Company’s systems of internal accounting and financial controls;
●	Prepare a report in the Company’s annual proxy statement in accordance with the rules of the SEC;
●	Provide the Board with the results of its monitoring and recommendations derived therefrom; and
●

Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board.

Management has the primary responsibility for preparing the financial statements and the reporting process including the system of internal controls, and the independent auditor is responsible for auditing and reviewing those financial statements. The Audit Committee is responsible for assisting the Board in overseeing the conduct of these activities by management and the independent auditor.

In fulfilling its responsibilities, the Audit Committee has:

●	Reviewed and discussed the audited financial statements, including balance sheets, related statements of operations, stockholders’ equity and cash flows, with management;
●	Discussed with Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
●

Received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

●	Discussed with Ernst & Young LLP the independent accountant’s independence.

The Audit Committee discusses with the Company’s independent registered public accounting firm, the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

Respectfully Submitted By:

MEMBERS OF THE AUDIT COMMITTEE

Pierre Gravier, Audit Committee Chair
Robert Z. Gussin, Ph.D.
Robert Anderson, Jr.
Dated: April 24, 2026

The information contained above under the caption “Report of the Audit Committee of the Board” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

There has not been nor is there currently proposed any transaction or series of similar transactions requiring disclosure in this Proxy Statement to which we were or are a party in which any director, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation agreements and other arrangements which are described in the section entitled “Executive Compensation and Other Matters – Employment and Severance Arrangements,” “Security Ownership of Certain Beneficial Owners and Management” and the indemnification agreements described below. In accordance with the charter of the Company’s Audit Committee, the Company’s policy is to require that any related party transactions be reviewed and approved by the Audit Committee.

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of our directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

The Board does not know of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares of our Common Stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the Notice or request, execute and return, at your earliest convenience, a proxy card in the envelope that we will provide.

THE BOARD OF DIRECTORS

Dated: April 24, 2026

Filana THERAPEUTICS

VOTE

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — DIRECTORS RECOMMEND VOTE "FOR" ITEMS 1 - 4.

1. To elect or re-elect three (3) Class II Directors to serve for three-year terms and until their successors are duly elected and qualified:

	For	Withhold
01 - Richard J. Barry	☐	☐
02 - Pierre Gravier	☐	☐
03 - Claude Nicaise, M.D.	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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04AB0C

FILANA THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 2026

YOUR VOTE IS IMPORTANT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, on behalf of the Board of Directors, for the 2026 Annual Meeting of Stockholders. The Proxy Statement and the related Proxy Card are being distributed on or about April 29, 2026. You can vote your shares using one of the following methods:

- Complete and return a written Proxy Card,
- Vote by internet or telephone, or
- Attend the Company's 2026 Annual Meeting of Stockholders virtually and vote.

All stockholders are cordially invited to attend the Meeting virtually. To ensure your representation at the Meeting, however, you are urged to mark, sign, date and return the attached Proxy Card as promptly as possible in the postage pre-paid envelope enclosed for that purpose or to vote your shares by internet or telephone. Any stockholder attending the Meeting virtually may vote even if he or she has returned a Proxy Card or has voted by internet or telephone. Stockholders can attend the Meeting virtually at meetnow.global/MNJ5NPP. To access the Meeting virtually, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FILANA THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FILANA THERAPEUTICS, INC.

The undersigned hereby appoints each of Richard J. Barry and R. Christopher Cook, with full power of substitution, to act as proxy and attorney-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Filana Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on Thursday, June 11, 2026 at 8:30 am Central Time, virtually at meetnow.global/MNJ5NPP, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 29, 2026. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

- **COMPLETE AND RETURN A WRITTEN PROXY CARD,**
- **VOTE BY INTERNET OR TELEPHONE, OR**
- **ATTEND THE COMPANY'S 2026 ANNUAL MEETING OF STOCKHOLDERS VIRTUALLY AND VOTE.**

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING VIRTUALLY. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING VIRTUALLY MAY VOTE EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR HAS VOTED BY INTERNET OR TELEPHONE.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Exhibit A

~~CASSAVA SCIENCES, INC.~~

FILANA THERAPEUTICS, INC. 2018 OMNIBUS INCENTIVE PLAN

(CONFORMED COPY THROUGH AMENDMENT NO. 2)

1.         Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.         Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)         “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)         “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b‑2 promulgated under the Exchange Act.

(c)         “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)         “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)         “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Cash-Based Award or other right or benefit under the Plan.

(f)         “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)         “Board” means the Board of Directors of the Company.

(h)         “Cash-Based Award” means an award denominated in cash that may be settled in cash and/or Shares, which may be subject to restrictions, as established by the Administrator.

(i)         “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (~~i~~A) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (~~ii~~B) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (~~iii~~C) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(j)         “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)         the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d‑3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)         a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(k)         “Code” means the Internal Revenue Code of 1986, as amended.

(l)         “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(m)         “Common Stock” means the common stock of the Company.

(n)         “Company” means ~~Cassava Sciences~~Filana Therapeutics, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(o)         “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(p)         “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(q)         “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(r)         “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)         a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)         the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)         the complete liquidation or dissolution of the Company;

(iv)         any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)         acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(s)         “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(t)         “Director” means a member of the Board or the board of directors of any Related Entity.

(u)         “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(v)         “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock, provided that no such right may be granted with respect to Options or SARs. Dividend Equivalent Rights granted in connection with a Restricted Stock Unit that vests based on the attainment of performance criteria shall be subject to the vesting of the underlying Restricted Stock Unit.

(w)         “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(x)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)         “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)         If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation, the NASDAQ Global Select Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)         If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)         In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(z)         “Good Reason” means, with respect to the termination by the Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, means any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee’s non-acquiescence within 30 days of the effective time of such event or condition):

(i)         a change in the Grantee’s responsibilities or duties which represents a material and substantial diminution in the Grantee’s responsibilities or duties;

(ii)         a material reduction in the Grantee’s base salary; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by the same percentage amount shall not constitute such a salary reduction; or

(iii)         requiring the Grantee to be based at any place outside a 50 mile radius from the Grantee’s job location or residence except for reasonably required travel on business.

(aa)         “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(bb)         “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(cc)         “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(dd)         “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee)         “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ff)         “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg)         “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(hh)         “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

(ii)         “Plan” means this 2018 Omnibus Incentive Plan, as may be amended from time to time.

(jj)         “Related Entity” means any Parent or Subsidiary of the Company.

(kk)         “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive award or program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or, for the Grantee, a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ll)         “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions and forfeiture provisions, if any, and other terms and conditions as established by the Administrator. Dividends payable in connection with a Restricted Stock Award that vests upon the attainment of performance criteria shall be held subject to the vesting of the underlying Share of Restricted Stock.

(mm)         “Restricted Stock Units” means an Award which may be earned based on criteria, if any, established by the Administrator, including being earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator, and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(nn)         “Rule 16b‑3” means Rule 16b‑3 promulgated under the Exchange Act or any successor thereto.

(oo)         “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(pp)         “Share” means a share of the Common Stock.

(qq)         “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.         Stock and Cash Subject to the Plan.

(a)         Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards shall be ~~5,000,000~~9,000,000 Shares. Subject to the provisions of Section 10, below, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 5,000,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)         Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall not be deemed to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, or at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price (including pursuant to the “net exercise” of an option pursuant to Section 7(b)(v)) or (ii) in satisfaction of tax withholding obligations incident to the exercise, vesting or settlement of an Award shall be deemed to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan.

4.         Administration of the Plan.

(a)         Plan Administrator.

(i)         Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b‑3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. In the case of Awards granted to Directors or Employees who are also Officers or Directors of the Company, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee.

(ii)         Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)         Administration With Respect to Covered Employees. Notwithstanding the foregoing, it is intended that grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)         Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)         Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)         to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)         to determine whether and to what extent Awards are granted hereunder;

(iii)         to determine the number of Shares or the amount of cash or other consideration to be covered by each Award granted hereunder;

(iv)         to approve forms of Award Agreements for use under the Plan;

(v)         to determine the terms and conditions of any Award granted hereunder;

(vi)         to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, and provided that the Administrator may only amend an Award to accelerate the vesting thereof in connection with a termination of the Grantee’s Continuous Service due to death or Disability, or in connection with a Change in Control or Corporate Transaction.

(vii)         to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(viii)         to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(ix)         to approve corrections in the documentation or administration of any Award;

(x)         to grant Awards to Employees, Directors and Consultants employed outside the United States or to otherwise adopt or administer such procedures or subplans that the Administrator deems appropriate or necessary on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(xi)         to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)         Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.         Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.         Terms and Conditions of Awards.

(a)         Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units, Cash-Based Awards, or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)         Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)         Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator for any Awards intended to be Performance-Based Compensation shall be one of, or combination of, the following: net earnings or net income (before or after taxes); earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; regulatory filings; product approvals; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income. The performance criteria established by the Administrator for any Awards not intended to be Performance-Based Compensation may be based on any one of, or combination of, the foregoing or any other performance criteria established by the Administrator. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity and may be measured over any specified period, including but not limited to quarterly, semi-annually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, to the extent applicable to Awards intended to qualify as Performance-Based Compensation, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any item that is either unusual or infrequent in nature, as determined in accordance with Accounting Standards Codification Topic 225-20 “Extraordinary and Unusual Items”, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be Performance-Based Compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be Performance-Based Compensation.

(d)         Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)         Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)         Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)         Individual Limitations on Awards.

(i)         Individual Limit for ~~Options and SARs~~Equity-Based Awards. The maximum number of Shares with respect to which ~~Options and SARs~~equity-based Awards may be granted to any Grantee (other than a member of the Board in consideration for such member’s service on the Board) in any calendar year shall be ~~3,500,000~~1,000,000 Shares. In connection with a Grantee’s commencement of Continuous Service (other than with respect to service as a member of the Board), a Grantee may be granted ~~Options and SARs~~equity-based Awards for up to an additional ~~3,500,000~~1,000,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. ~~To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.~~

~~(ii)         Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 3,500,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.~~

(~~iii~~ii)         Individual Limit for Cash-Based Awards. For Cash-Based Awards that are intended to be Performance-Based Compensation, with respect to each twelve (12) month period that constitutes or is part of each Performance Period, the maximum amount that may be paid to a Grantee pursuant to such Awards shall be $5,000,000. In addition, the foregoing limitation shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).

(~~iv~~iii)         Individual Limit for Awards to Members of the Board. The maximum number of Shares with respect to which Awards may be granted to any member of the Board (in consideration for such member’s services as a member of the Board) in any calendar year shall be ~~500,000~~250,000 Shares. Without limiting the foregoing, the aggregate value of all compensation paid or provided to any such member, including cash compensation, in consideration for such member’s services as a member of the Board, in respect of a calendar year shall not exceed $~~5,000,000~~750,000 (for purposes of determining such aggregate value, compensation in the form of Awards shall be valued at the aggregate grant date fair value (as determined for financial reporting purposes))~~.~~; provided, however, that such limit will not apply to initial Awards granted upon such member’s first election or appointment to the Board; provided, further, that such limit will apply if such Award is made in lieu of annual compensation. The foregoing Share limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(h)         Deferral. If the vesting or receipt of Shares or cash under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares or amount of cash subject to such Award will not be treated as an increase in the number of Shares or amount of cash subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i)         Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j)         Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(k)         Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(l)         Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7.         Award Exercise or Purchase Price, Consideration and Taxes.

(a)         Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i)         In the case of an Incentive Stock Option:

(A)         granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)         granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)         In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)         In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)         In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)         In the case of other Awards, such price as is determined by the Administrator.

(vi)         Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)         Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)         cash;

(ii)         check;

(iii)         surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)         with respect to Options, if the exercise occurs when the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation the NASDAQ Global Select Market, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)         with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)         any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)         Taxes. No Shares or cash shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or cash. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award, if applicable, sufficient to satisfy the applicable tax withholding obligations incident to the exercise or vesting of an Award (limited to avoid, as determined by the Administrator, financial accounting charges under applicable accounting guidance and reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.         Exercise of Award.

(a)         Procedure for Exercise; Rights as a Stockholder.

(i)         Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)         An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)         Exercise of Award Following Termination of Continuous Service.

(i)         An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)         Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)         Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.         Conditions Upon Issuance of Shares.

(a)         If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)         As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.         Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the numerical limits set forth in Section 6(g), as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, non-dividend distribution, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.         Corporate Transactions and Changes in Control.

(a)         Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)         Acceleration of Award Upon Corporate Transaction or Change in Control.

(i)         Corporate Transaction. In the event of a Corporate Transaction:

(A)         for the portion of each Award that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Grantee’s Continuous Service if such Continuous Service is terminated by the successor company or the Company or a Related Entity without Cause or voluntarily by the Grantee with Good Reason at any time after the Corporate Transaction; and

(B)         for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(ii)         Change in Control. In the event of a Change in Control, each Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Change in Control, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c)         Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.         Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect ~~for a term of ten (10) years~~until January 31, 2030 unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.         Amendment, Suspension or Termination of the Plan.

(a)         The Board may at any time amend, suspend or terminate the Plan; provided, however, that ~~no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.~~if an amendment to the Plan, for purposes of applicable stock exchange rules and except as permitted under Section 10 of the Plan, (i) would materially increase the benefits accruing to Grantees under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with Applicable Laws or the rules of the NASDAQ Capital Market or, if the Common Stock is not traded on the NASDAQ Capital Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b)         Except in connection with a Corporate Transaction or event described in Section 10 of the Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the per Share exercise price of outstanding Options or the base appreciation amount of outstanding SARs, or cancel outstanding “underwater” Options or SARs (including following a voluntary surrender of “underwater” Options or SARs) in exchange for cash, other Awards or Options or SARs with per Share exercise price or base appreciation amount, as applicable, that is less than the per Share exercise price of the original Options or base appreciation amount of the original SARs, as applicable, without stockholder approval. This Section 13(b) is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 10 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 13(b) may not be amended without approval by the Company’s stockholders.

(~~b~~c)         No Award may be granted during any suspension of the Plan or after termination of the Plan.

(~~c~~d)         No suspension or termination of the Plan (including termination of the Plan under Section ~~11~~12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.         Reservation of Shares.

(a)         The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)         The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.         No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause, including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.         No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.         Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award exercised or settled before stockholder approval is obtained shall be rescinded if stockholder approval is not obtained within the time prescribed, and Shares issued on the exercise or settlement of any such Award shall not be counted in determining whether stockholder approval is obtained.

18.         Clawback and Recoupment Provisions. Any Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting Awards, the Grantees consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Grantees of any such amounts, including from the Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

19.         Whistleblower Protection. Notwithstanding anything to the contrary in the Plan or an Award Agreement (or in any other agreement, contract or arrangement with the Company or its Subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its Subsidiaries or affiliates (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits a Grantee’s rights to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (ii) nothing in the Arrangements or otherwise prevents a Grantee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, such Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

~~18~~20.         Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

~~19~~21.         Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

~~20~~22.         Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.